UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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2024

CAPRI
HOLDINGS LIMITED

PROXY STATEMENT AND ANNUAL MEETING OF SHAREHOLDERS

VERSACE JIMMY CHOO MICHAEL KORS

	Notice of 2024 Annual Meeting of Shareholders
Meeting Date:
TO OUR SHAREHOLDERS,
Notice is hereby given that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Capri Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held virtually via webcast by visiting www.virtualshareholdermeeting.com/CPRI2024, on September 4, 2024 at 10:00 a.m., Eastern time, for the following purposes:

September 4, 2024
Meeting Time:	1	To elect three Class I directors for a three year term and until the election and qualification of their respective successors in office

10:00 a.m. Eastern time

	2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2025

Virtual Meeting Location:	3	To hold a non-binding advisory vote on executive compensation (“say on pay”)

www.virtualshareholdermeeting.com/CPRI2024

	4	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof

The Board of Directors has fixed the close of business on July 15, 2024 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares of the Company at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement for the Annual Meeting. On or about July 26, 2024, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement and a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024 (the “2024 Annual Report”). The Notice also provides instructions on how to vote online and on how to receive a paper copy of the proxy materials by mail.

CAPRI HOLDINGS LIMITED	i

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders’ Meeting to be Held on September 4, 2024
The notice of the Annual Meeting and proxy statement and the 2024
Annual Report are available at www.proxyvote.com.

Written July 26, 2024
YOUR VOTE IS IMPORTANT
Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.
We invite you to join the Annual Meeting online via webcast. There will not be a physical meeting. You will be able to participate in the virtual Annual Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CPRI2024. In order to vote your shares at the Annual Meeting:
•You will need your unique control number which appears on your Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.
•If your shares are held in a brokerage, financial institution or another account that bears the name of the holder and not you (shares referred to as held in “street name”) and you do not have a control number, you must contact your broker or other financial institution to obtain a control number or voting instructions.
Regardless of whether or not you plan to attend the virtual Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting may, if so desired, revoke their prior proxy by voting their ordinary shares at the Annual Meeting.
By Order of the Board of Directors,
Hannah Merritt
Corporate Secretary
London, United Kingdom

ii	CAPRI HOLDINGS LIMITED

CAPRI HOLDINGS LIMITED	iii

iv	CAPRI HOLDINGS LIMITED

Proxy Statement for the 2024 Annual Meeting of Shareholders TO BE HELD WEDNESDAY, SEPTEMBER 4, 2024

WHO Shareholders of record as of July 15, 2024	DATE September 4, 2024	TIME 10:00 a.m. Eastern time	WHERE Webcast at www.virtualshareholdermeeting.com/CPRI2024

GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Capri Holdings Limited (the “Company,” “Capri Holdings,” “Capri,” “we,” “our” or “us”) for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 4, 2024, at 10:00 a.m., Eastern time, virtually via webcast by visiting www.virtualshareholdermeeting.com/CPRI2024, and any adjournment or postponement thereof. We expect to first make this proxy statement available, together with a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024 (the “2024 Annual Report”), to shareholders on or about July 26, 2024.
INTERNET AVAILABILITY OF PROXY MATERIALS
We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on July 15, 2024 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. Aligning with our corporate social responsibility objectives, this permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.
We intend to mail the Notice on or about July 26, 2024 to all shareholders of record entitled to vote at the Annual Meeting as of the close of business on the Record Date. On that same date, we will also mail a printed copy of this proxy statement, our 2024 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.
WHO MAY VOTE
Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 117,781,894 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

CAPRI HOLDINGS LIMITED	1

PROXY STATEMENT	TABLE OF CONTENTS
WHAT CONSTITUTES A QUORUM
Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
BROKER NON-VOTES AND ABSTENTIONS
A broker non-vote occurs when a broker holding shares in street name for beneficial owners does not receive instructions from the beneficial owner about how to vote their shares. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2), and such broker non-votes are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals No. 1 or 3, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.
An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.
VOTE REQUIRED
Proposal No. 1 (Election of Directors):
Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (as amended, our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender their resignation for consideration by the Governance, Nominating and Corporate Social Responsibility Committee. See “Corporate Governance—Director Nomination Process and Elections.”
Proposal No. 2 (Auditor Ratification):
The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 29, 2025 (“Fiscal 2025”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained, if a quorum is present.
Proposal No. 3 (Say on Pay):
Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained is required to approve this resolution, if a quorum is present. The vote is non-binding and advisory in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

2	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROXY STATEMENT
VOTING PROCESS AND REVOCATION OF PROXIES
If you are a shareholder of record, you may cast your vote in any of the following ways:

Internet	QR Code	Telephone	Mail
Go to www.proxyvote.com in advance of the Annual Meeting. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice.	Scan the QR code included on your proxy card or Notice. You will need the 16-digit control number.	Call (800) 690-6903 and provide your 16-digit control number.	Mark, date, sign and return the proxy card or voting instruction form to the address provided in the proxy materials.

If you attend the Annual Meeting, you may also vote during the webcast using the 16-digit control number found on your proxy card, voting instruction form or Notice even if you have previously voted via the Internet, QR code or by phone or returned a proxy card by mail, and your vote during the virtual webcast will supersede any vote previously cast. Any shareholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written revocation or a duly executed proxy (via Internet, QR code, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting during the webcast. Attendance at the Annual Meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.
If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive voting instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.
The Company will retain an independent tabulator to receive and tabulate the proxies.
If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:

"FOR"	the election of the three Class I nominees for director (Proposal No. 1)
"FOR"	the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2025 (Proposal No. 2)
"FOR"	the compensation of our named executive officers (Proposal No. 3)
It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.

CAPRI HOLDINGS LIMITED	3

PROXY STATEMENT	TABLE OF CONTENTS
ATTENDANCE AT THE ANNUAL MEETING
There will not be a physical meeting location. Our Annual Meeting will be conducted virtually via a webcast. Shareholders may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPRI2024. We believe a virtual-only meeting format facilitates shareholder attendance and participation by enabling all shareholders to participate fully, equally and without additional cost, using an Internet-connected device from any location around the world.
On the day of the Annual Meeting, you can log in to the Annual Meeting with the control number included on your proxy card, voting instruction form or Notice. We recommend that you log in to our virtual meeting platform at least 15 minutes before the scheduled start time of the Annual Meeting to ensure that you can access the meeting. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing the conduct of the Annual Meeting will be posted on the virtual meeting platform along with an agenda.
ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT
The Notice and proxy statement and the 2024 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice or proxy statement and the annual report in the mail, shareholders may elect to view the proxy materials for our annual meetings on the Internet or to receive proxy materials for our annual meetings by e-mail.
If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in electronic delivery service by contacting Equiniti Trust Company, LLC (“EQ”), our transfer agent, at 1-(800) 937-5449 (if calling from the U.S.) or 1-(718) 921-8124 (if calling from outside the U.S.), by following the instructions on their website at https://equiniti.com/us/ast-access/individuals/, or by following the instructions in your Notice, if you currently receive one. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.
Receiving your proxy materials online permits the Company to conserve natural resources in alignment with its corporate social responsibility objectives and saves the Company the cost of printing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site.
HOUSEHOLDING
The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2024 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report to your household, you may do so by contacting EQ at the contact information set forth above. If your household has multiple accounts holding our ordinary shares in street name, you may have already received a householding notification from your broker. Please contact your broker directly if you hold your shares in street name and have any questions concerning the householding process or require additional copies of the Notice, the 2024 Annual Report or this proxy statement. The broker will arrange for delivery of a single set of materials (if requested) or a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.

4	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROXY STATEMENT
SOLICITATION OF PROXIES
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation. We may, but do not currently intend to, hire a third-party proxy solicitor in connection with the solicitation of proxies for the Annual Meeting.
TAPESTRY MERGER AGREEMENT
On August 10, 2023, Capri entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tapestry, Inc., a Maryland corporation (“Tapestry”), and Sunrise Merger Sub, Inc., a British Virgin Islands business company limited by shares and a direct wholly owned subsidiary of Tapestry (“Merger Sub”). The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, Tapestry will acquire Capri in an all-cash transaction, with each share of Capri converted into the right to receive $57.00 in cash, without interest (the “Merger Consideration”), by means of a merger of Merger Sub with and into Capri (the “Merger”), with Capri surviving the Merger as a wholly owned subsidiary of Tapestry. The Merger has been approved by the boards of directors of Capri and Tapestry and by the shareholders of Capri. Completion of the Merger is subject to, among other customary conditions, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company has received regulatory approval from all countries except for the United States. On April 22, 2024, the U.S. Federal Trade Commission (the “FTC”) filed a complaint in the United States District Court for the Southern District of New York seeking to enjoin the Merger (the “Action”). The Company strongly disagrees with the FTC’s decision to file suit and is vigorously defending the Action alongside Tapestry and is working toward completing the Merger. There can be no assurance as to the outcome of litigation with the FTC or that this condition to the completion of the Merger will be satisfied on a timely basis or at all.

CAPRI HOLDINGS LIMITED	5

PROPOSAL NO. 1 Election of Directors
BOARD COMPOSITION
Our Board of Directors consists of eight members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by a resolution of the directors.

Board Size ————– Our Board of Directors currently consists of eight members. The authorized number of directors may be changed only by our Board of Directors.
John D. Idol, our Chief Executive Officer, serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board.
Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following their election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors or a vacancy will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Marilyn Crouther, Stephen Reitman and Jean Tomlin OBE are Class I directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Ms. Crouther, Mr. Reitman and Ms. Tomlin for re-election at the Annual Meeting. If elected, each of them will serve as a Class I director until our annual meeting of shareholders in 2027 and until the election and qualification of their respective successors in office. Pursuant to the terms of the Merger Agreement, each of the Company’s then-current directors will be required to resign immediately prior to the effective time of the Merger (the “Effective Time”).

6	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
The following table lists each of our directors as of the date of this proxy statement. All of our directors are independent except Mr. Idol.

Name	Age	Director Tenure (Years)*	Principal Occupation	Other Public Company Boards	Class	Term Expiring	Committee Membership
John D. Idol	65	12	Chairman and Chief Executive Officer of Capri Holdings Limited	0	III	2026	None
Marilyn Crouther	58	3	Chief Executive Officer and Principal of Crouther Consulting, LLC	1	I	2024 (nominated for re-election)	Audit (Chair); Compensation and Talent
Robin Freestone	65	7	Retired chief financial officer	2	III	2026	Audit; Compensation and Talent
Judy Gibbons	67	11	Retired technology executive	0	II	2025	Governance, Nominating and Corporate Social Responsibility (Chair); Audit
Mahesh Madhavan	61	1	Chief Executive Officer of Bacardi Ltd and Chairman of Bacardi International Ltd	0	III	2026	Compensation and Talent; Governance, Nominating and Corporate Social Responsibility
Stephen F. Reitman	76	12	Executive Chairman of Reitmans (Canada) Limited	1	I	2024 (nominated for re-election)	Audit; Governance, Nominating and Corporate Social Responsibility
Jane Thompson	52	9	Co-founder and director of The Fusion Labs	0	II	2025	Audit; Compensation and Talent
Jean Tomlin OBE	69	11	Founder and Chief Executive Officer of Chanzo Ltd.	0	I	2024 (nominated for re-election)	Compensation and Talent (Chair); Governance, Nominating and Corporate Social Responsibility
Average Age	64.1
Average Tenure		8.3
*Commencing with our initial public offering (the “IPO”) in December 2011.

CAPRI HOLDINGS LIMITED	7

PROPOSAL ONE	TABLE OF CONTENTS
BOARD DIVERSITY
The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance, Nominating and Corporate Social Responsibility Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board. We are proud of the diverse backgrounds that characterize our Board of Directors, including that half of our directors are women, and 37.5% of our directors are persons of color. We believe that our diversity provides significant benefits to us.
DIRECTOR SKILLS AND EXPERIENCES (Out of 8 Directors)
Our Board represents a broad and diverse set of skills, qualifications and experiences that we believe are particularly valuable to the effective oversight of our Company and the execution of our strategy. The below matrix highlights the depth and breadth of skills on our Board.

CEO Experience	6

CFO Experience	2

Retail Experience	4

Digital/E-Comm/Technology	6

Finance/Accounting	7

Risk Management	5

International Business	8

HR/Talent Management	6

Corporate Social Responsibility	6

Mergers & Acquisitions	7

Legal/Regulatory	4

Cyber Risk	2

Marketing	8

US Public Company Governance	7

8	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
DIRECTOR NOMINEES
Class I Director Nominees for Election at the 2024 Annual Meeting

Marilyn Crouther
	Title: Chief Executive Officer and Principal of Crouther Consulting, LLC	Age: 58	Director Since: 2021

Qualifications
More than 30 years experience delivering transformational technology and IT modernization services and strong background in finance and accounting
Experience
Ms. Crouther joined our Board in June 2021. Since 2018, she has served as CEO and Principal of Crouther Consulting, LLC, a firm that provides consulting services to IT companies. From 2017 to 2018, Ms. Crouther was senior vice president, general manager at DXC Technology Company. Before that, she was senior vice president and general manager for Hewlett Packard Enterprise, having joined Hewlett Packard in 1989. While at Hewlett Packard, Ms. Crouther served in various senior management positions, including as vice president of finance for the U.S. public sector business and industry controller for its government industry group. Currently, Ms. Crouther also serves as a director of ICF, a Nasdaq-listed global consulting and digital services provider.

Stephen F. Reitman
	Title: Executive Chairman of Reitmans (Canada) Limited	Age: 76	Director Since: 2011

Qualifications
Extensive experience as an executive in the retail industry with in-depth industry knowledge and strong retail operations background
Experience
Mr. Reitman joined our Board in December 2011. He is currently Executive Chairman of Reitmans (Canada) Limited (“Reitmans”), a specialty ladies’ wear retailer based in Canada, having served on its board of directors and as an officer since 1984. From January 2020 to September 2023, he served as the President and Chief Executive Officer of Reitmans, having previously served as President and Chief Operating Officer.

CAPRI HOLDINGS LIMITED	9

PROPOSAL ONE	TABLE OF CONTENTS

Jean Tomlin OBE
	Title: Founder and Chief Executive Officer of Chanzo Ltd.	Age: 69	Director Since: 2013

Qualifications
Extensive management experience in human resources and unique insight into human resources matters
Experience
Ms. Tomlin joined our Board in March 2013. Since 2016, Ms. Tomlin has been the founder and CEO of Chanzo Ltd., a firm that provides consulting, operational delivery and international recruitment services to major event and sport sectors. She served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games from 2006 through the end of March 2013. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of Hakluyt and Company Limited, a privately owned management consultancy business, and Aston Martin Lagonda Global Holdings PLC. She previously served as a director of J Sainsbury plc, the UK’s third-largest food retailer and grocery store operator, from 2013 to 2020.

VOTE REQUIRED AND BOARD RECOMMENDATION
If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the proposal that are present at the Annual Meeting and are voted and not abstained. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.

Our Board of Directors unanimously recommends a vote “FOR” the election of the three Class I director nominees named above.
Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of Marilyn Crouther, Stephen Reitman and Jean Tomlin OBE to hold office as directors until the 2027 annual meeting of shareholders and until the election and qualification of their respective successors in office. Pursuant to the terms of the Merger Agreement, each of the Company’s then-current directors will be required to resign immediately prior to the Effective Time.

10	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL ONE
CONTINUING DIRECTORS
Class II Directors for Election at the 2025 Annual Meeting

Judy Gibbons
	Title: Retired technology executive	Age: 67	Director Since: 2012

Qualifications
Over 35 years of experience as a business leader in technology sector with strong strategic and operational knowledge of digital media, e-commerce and technology
Experience
Ms. Gibbons joined our Board in November 2012. She was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media from 2005 until 2010. Prior to joining Accel Partners, Ms. Gibbons was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously, she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as Chairman of Which? Limited and Wonderbly. She previously served as a director of Guardian Media Group plc and Hammerson plc.

Jane Thompson
	Title: Co-founder and director of The Fusion Labs	Age: 52	Director Since: 2015

Qualifications
More than 20 years of experience in e-commerce, digital marketing and technology with expertise in customer relationship management (CRM)
Experience
Ms. Thompson joined our Board in January 2015. Since 2011, she has served as Co-Founder and Director of The Fusion Labs, a UK-based digital marketing and e-commerce company, which operates a network of niche e-commerce sites. From 2007 to 2009, Ms. Thompson was Managing Director, International at IAC/InterActiveCorp, a leading interactive media and Internet company, and from 2003 to 2007, she held various senior roles at Match.com LLC, including as Senior Vice President and General Manager, North America. She also previously worked as a management consultant at Bain & Company in London. Ms. Thompson is an active investor in digital businesses as well as a director of a number of private companies, including Listcorp.com, Stitch.net, Lightsense Technologies Ltd. and IVC Evidensia. She holds a MBA from the Wharton School of the University of Pennsylvania.

CAPRI HOLDINGS LIMITED	11

PROPOSAL ONE	TABLE OF CONTENTS
Class III Directors for Election at the 2026 Annual Meeting

John D. Idol Chairman
	Title: Chairman and Chief Executive Officer of Capri Holdings Limited	Age: 65	Director Since: 2003

Qualifications
CEO for over 20 years with intimate knowledge of our business operations and strategy; more than 35 years of experience in the retail industry with extensive knowledge of sales and marketing, product development, operations, finance and strategy; and prior public company board and CEO experience
Experience
Mr. Idol has been our Chief Executive Officer and a director since December 2003. In September 2011, he was appointed Chairman of the Board. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Mr. Idol also served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection from 1994 until 1997.

Robin Freestone
	Title: Retired chief financial officer	Age: 65	Director Since: 2016

Qualifications
Esteemed FTSE 100 executive with significant experience across a broad array of international businesses, including as chief financial officer
Experience
Mr. Freestone joined our Board in November 2016. He was Chief Financial Officer of Pearson Plc, from 2006 through August 2015, having previously served as Deputy Chief Financial Officer since 2004. Prior to that, he held a number of senior financial positions at Amersham plc from 2000 to 2004, Henkel Chemicals UK Ltd from 1995 to 2000 and ICI/Zeneca Agrochemicals Ltd (now Syngenta) from 1985 to 1995. He began his financial and accounting career at Touche Ross (now Deloitte). Mr. Freestone also serves as a non-executive director of Aston Martin Lagonda and as Chairman of the Board of moneysupermarket.com.

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Mahesh Madhavan
	Title: Chief Executive Officer of Bacardi Ltd and Chairman of Bacardi International Ltd	Age: 61	Director Since: 2023

Qualifications
Significant experience as a CEO of a global consumer goods organization
Experience
Mr. Madhavan joined our Board in March 2023. He is the Chief Executive Officer of Bacardi Limited, the largest privately held spirits company in the world, having worked for Bacardi for more than 25 years. Prior to becoming Chief Executive Officer of Bacardi in 2017, Mr. Madhavan held a number of leadership roles in different geographies for Bacardi, including Regional President - Europe, Regional President - Africa, Middle East, South & Southeast Asia, Managing Director - India, South & Southeast Asia and Managing Director - Thailand and the Philippines.

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Corporate Governance
CORPORATE GOVERNANCE PRACTICES
We are committed to strong corporate governance practices as demonstrated by the following policies and practices:

Independence	Accountability	Alignment with Shareholders	Board Practices	Corporate Social Responsibility
All non-employee directors are independent	Majority voting in uncontested elections	Executive compensation program emphasizes pay for performance	Strong independent lead director	Global strategy to achieve significant, measurable goals across a range of important environmental and social sustainability issues
Independent directors meet regularly in executive session	Advisory vote on compensation held annually	Robust share ownership guidelines for executive officers and directors	Comprehensive governance framework including Corporate Governance Guidelines and Code of Business Conduct and Ethics	Commitment to fostering an inclusive environment where employees and customers of diverse backgrounds are respected, valued and celebrated
Fully independent Board committees	Incentive compensation for executives subject to our Clawback Policy	Shareholder engagement	Board oversight of risk management	Through our Code of Conduct for Business Partners and Factory Social Compliance Program, we partner with our suppliers on important human rights, health and safety, environmental and compliance issues
		No hedging our stock	Annual board and committee evaluations
Succession planning for Board, CEO and other members of senior management

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CORPORATE SOCIAL RESPONSIBILITY
Capri Holdings is a company deep with purpose. Whether it is doing our part to foster a more resilient environment, promote diversity and inclusion or give back to those in need, Capri Cares about the planet and its people. It is that purpose that drives us forward as an organization and guides our sustainability journey. Our mission is to inspire confidence and joy in our employees, customers and global community. We empower our luxury brands to focus their energy and resources in ways that make the greatest positive impact on product, people and our planet. We are committed to improving the way we work to better the world in which we live.
Our Corporate Social Responsibility (“CSR”) strategy goes hand-in-hand with our commitment to improving the way we work to better the world in which we live, and focuses on four foundational pillars —Our Governance, Our World, Our Community and Our Philanthropy.

OUR GOVERNANCE ESG Governance Ethical Business Practices Risk Management Supply Chain Traceability & Compliance	OUR COMMUNITY Diversity and Inclusion The Capri Holdings Foundation for the Advancement of Diversity in Fashion Employee Engagement, Growth & Wellbeing Supply Chain Empowerment

OUR WORLD Acting on Climate Change Responsible Sourcing Our Circular Journey Responsible Water & Chemical Management	OUR PHILANTHROPY Michael Kors & the Fight Against Hunger The Jimmy Choo Foundation The Versace Foundation Community Outreach & Support
Our CSR strategy and progress towards our goals can be found in our annual CSR update report located at www.capriholdings.com/responsibility/CSR-resources. The content on this website and the content in our CSR reports are not incorporated by reference into this proxy statement or in any other report or document we file with the SEC.
DIVERSITY AND INCLUSION
Diversity and inclusion (“D&I”) are embedded in our DNA. We work to foster an inclusive environment where employees and customers of diverse backgrounds are respected, valued and celebrated. We are proud of our commitment to diversity, equality and inclusion, and intend to continue to advance these principles through meaningful short and long term actions across the globe. Our commitment to diversity and inclusion is supported by three pillars:

Capri Culture - Our commitment to diversity extends beyond representation. We are building an inclusive space where we aim for all employees to have the opportunity to realize their full potential and excel, while contributing to our success in a meaningful way.

Capri Talent - Differences in ideas and experiences allow our Company to thrive. We are attracting, advancing and advocating for a workforce that reflects the diversity of the world around us.

Capri Community - Through diversity and inclusion comes understanding and strength. Our responsibility to promote equality is not just to those who work with us, but to our industry, the customers we serve and the communities around us.

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We have a Global Diversity & Inclusion Council comprised of diverse leaders across all of our brands and regions. The Global D&I Council works closely with senior leadership to ensure alignment of short and long-term diversity and inclusion goals with Capri’s overall business strategy, provides governance and oversight on diversity and inclusion efforts across our brands, and promotes company-wide communication on progress. We have a number of employee resource groups (“ERGs”) to provide support for those employees who self-identify with a particular group, including Pride@Capri, BOLD@Capri: Black Organizers, Leaders and Doers, APPLAUD@Capri (Asian Pacific Partners, Leaders and Unified Doers, EmpowerHER@Capri, Latinos Unidos@Capri, and Parenthood@Capri. We also utilize global D&I listening sessions, regular D&I newsletters and communications and keynote speakers to further embed inclusion in our workplace. We are committed to recruiting, developing and retaining passionate, skilled and diverse talent. We have a mentorship program and we educate recruiters and hiring managers to mitigate the impact of unconscious bias during the interview process. We are also a proud partner with a wide array of organizations and pledges in furtherance of driving equality and have received a number of awards and accolades in the area of D&I.
Through The Capri Holdings Foundation for the Advancement in Diversity in Fashion, we are also driving diversity, inclusion and equality throughout the fashion industry by working collaboratively with colleges and high schools to create meaningful opportunities in fashion for underrepresented communities through scholarship programs in partnership with the Fashion Institute of Technology (FIT), Howard University, PENSOLE Academy and Central Saint Martins – University of the Arts London. Over the next few years, the Foundation will fund scholarships for nearly 100 students from historically underrepresented communities pursuing degrees in fashion and merchandising across these four educational institutions.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles. These guidelines reflect the governance rules of NYSE-listed companies, and address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.
CODE OF BUSINESS CONDUCT AND ETHICS
We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, executive officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on our website at www.capriholdings.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all of our directors, executive officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, executive officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly to a supervisor, the Human Resources Department or the Legal Department or through an anonymous toll-free telephone hotline.
We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to our General Counsel, Chief People Officer and Head of Internal Audit, in the case of potential conflicts involving an executive officer or director, or to the employee’s supervisor or a representative of our Human Resources Department, in the case of potential conflicts involving any other employee. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE, and we will post such amendment or waiver on our website referenced above.

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STRONG BOARD LEADERSHIP; INDEPENDENT LEAD DIRECTOR
John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our IPO in December 2011. The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management, and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to our employees, customers, shareholders and other stakeholders.
Mr. Idol’s role as Chairman and CEO is counterbalanced and complemented by a robust independent Lead Director position. Robin Freestone serves as our independent Lead Director and provides strong and independent leadership to the Board. As the Lead Director, Mr. Freestone:
•presides at meetings of the Board in the absence of, or upon the request of, the Chairman, including executive sessions of the non-management directors
•serves as principal liaison to facilitate communications between the other directors and the Chairman, without inhibiting direct communications between the Chairman and the other directors
•consults with the Chairman in the preparation of the annual Board meeting schedule and in determining the need for special meetings of the Board
•suggests to the Chairman agenda items for meetings of the Board and approves the agenda as well as the substance and timeliness of information sent to the Board
•calls meetings of the non-management directors when necessary and appropriate
•leads the evaluation process and provides feedback to the CEO in consultation with the Chair of the Compensation and Talent Committee
•serves as the liaison to shareholders who request direct communications with the Board
•performs such other duties as the Board may from time to time delegate
•assists in optimizing the effectiveness of the Board and ensures that it operates independently of management
In addition to the active and independent leadership that the Lead Director brings to the Board, the independent chairs of each of the Board’s committees provide leadership for matters within the areas of responsibility of their respective committees.

EXECUTIVE SESSIONS
Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Our Lead Director presides over executive sessions of the Board of Directors.

INDEPENDENCE OF BOARD
A majority of our directors and each member of our Audit Committee, Compensation and Talent Committee and Governance, Nominating and Corporate Social Responsibility Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance, Nominating and Corporate Social Responsibility Committee reviews the independence of all members of the Board for purposes of determining which Board members are independent and which are not. The Governance, Nominating and Corporate Social Responsibility Committee and our Board of Directors affirmatively determined that Marilyn Crouther, Robin Freestone, Judy Gibbons, Mahesh Madhavan, Stephen F. Reitman, Jane Thompson and Jean Tomlin OBE are each independent.

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COMMITTEES OF THE BOARD AND MEETING ATTENDANCE
Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Talent Committee and a Governance, Nominating and Corporate Social Responsibility Committee. Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are also expected to review meeting materials prior to Board and committee meetings. Each director’s attendance at, and preparation for, Board and committee meetings is considered by the full Board (including the Chairman) when recommending director nominees. All of our non-employee directors are invited to attend all committee meetings.
The below table sets forth the current members of each committee and the number of meetings held by the Board and each standing committee. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

	Audit Committee	Compensation and Talent Committee	Governance, Nominating and Corporate Social Responsibility Committee
Marilyn CroutherF
Robin FreestoneF,L
Judy Gibbons
Mahesh Madhavan
Stephen F. Reitman
Jane Thompson
Jean Tomlin
Number of Board Meetings in Fiscal 2024: 13
Number of Committee Meetings in Fiscal 2024:	4	5	4

– Chairperson	– Member	F – Financial Expert	L – Lead Director
Each of our directors who served on our Board during Fiscal 2024 attended at least 75% of the total number of meetings of our Board of Directors, and each director attended at least 75% of the total number of meetings of each committee of our Board of Directors on which such director served in Fiscal 2024.
Directors are encouraged (but not required) to attend our annual meeting of shareholders. All of our Directors, except Stephen F. Reitman, attended our annual meeting of shareholders held in 2023.

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Audit Committee A complete copy of the Audit Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Marilyn Crouther (Chair), Robin Freestone, Judy Gibbons, Stephen Reitman and Jane Thompson

Number of Meetings in Fiscal 2024: 4

Background
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the audit of the Company’s financial statements, (v) the performance of the Company’s internal audit function and the independent auditor, and (vi) such other matters mandated by applicable law or NYSE rules.
Responsibilities
In carrying out these responsibilities, the Audit Committee, among other things:
•Selects, determines compensation of, evaluates and, where appropriate, replaces the independent auditor
•Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor
•Evaluates annually the performance of the independent auditor and the lead audit partner
•Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor
•Reviews reports and recommendations of the independent auditor
•Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function
•Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation
•Reviews and discusses with management the Company’s major risk exposures (including financial and financial reporting risks, information security and technology risks, and privacy and data protection risks) and management’s risk assessment and risk management, policies, procedures and practices
•Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters
•Develops and approves policies and procedures for the review and approval of related person transactions
•Evaluates its own performance annually and reports regularly to the Board
The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules, and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that Marilyn Crouther and Robin Freestone each qualify as an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

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Compensation and Talent Committee A complete copy of the Compensation and Talent Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Jean Tomlin OBE (Chair), Marilyn Crouther, Robin Freestone, Mahesh Madhavan and Jane Thompson

Number of Meetings in Fiscal 2024: 5

Background
The Compensation and Talent Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for the Company’s incentive compensation and equity-based plans.
Responsibilities
In carrying out these responsibilities, the Compensation and Talent Committee, among other things:
•Reviews the Company’s compensation strategy to ensure it is appropriate to continue to attract, retain and motivate senior management and other key employees
•Reviews and approves the corporate goals and objectives of the Company’s CEO, evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation level, perquisites and other benefits based on this evaluation
•Recommends to the Board appropriate compensation levels for the Company’s other executive officers and for the directors
•Evaluates the potential risks associated with the Company’s compensation policies and practices
•Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation, and is primarily responsible for setting performance targets under annual cash incentive and long-term equity incentive compensation plans, and certifying the achievement level of any such performance targets
•Reviews our annual equity share usage rate and aggregate long-term equity incentive grant value to ensure that the dilutive and earnings impact of equity compensation remains appropriate, affordable and competitive
•Reviews the Company’s programs relating to diversity and inclusion, leadership and talent development and reviews data from employee surveys
•Reviews the Company’s global human capital strategy and strategic priorities
•Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation
•Reviews executive compensation-related regulatory developments and industry wide compensation practices and general market trends in order to ensure compliance with law and assess the adequacy and competitiveness of the Company’s compensation programs
•Evaluates its own performance annually and reports regularly to the Board

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Compensation Committee Interlocks and Insider Participation
No person who has served as a member of our Compensation and Talent Committee during Fiscal 2024 currently serves or has served as one of our executive officers or employees or has (or during Fiscal 2024 had) any relationship requiring disclosure under Item 404 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “Securities Act”).
None of our executive officers serves as a member of the board of directors or as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation and Talent Committee.

Governance, Nominating and Corporate Social Responsibility Committee A complete copy of the Governance Committee Charter is available on our website at www.capriholdings.com.
Committee Members: Judy Gibbons (Chair), Mahesh Madhavan, Stephen Reitman and Jean Tomlin OBE

Number of Meetings in Fiscal 2024: 4

Background
The purpose of the Governance, Nominating and Corporate Social Responsibility Committee (the “Governance Committee”) is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors, (ii) areas of corporate governance, (iii) succession planning for the CEO and other members of senior management, (iv) annual performance evaluations of the Board and the committees of the Board, (v) oversight of the Company’s corporate social responsibility program, and (v) the other duties and responsibilities set forth in its charter.
Responsibilities
In carrying out these responsibilities, the Governance Committee, among other things:
•Reviews and makes recommendations to the Board regarding Board and committee composition and size
•Identifies candidates qualified to serve as directors
•Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence
•Establishes procedures for the Governance Committee to exercise oversight of the evaluation of senior management
•Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other key members of management
•Develops, reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines
•Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance
•Oversees the Company’s program relating to corporate social responsibility, including environmental, social and other matters of significance relating to sustainability
•Evaluates its own performance annually and reports regularly to the Board

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RISK OVERSIGHT
Management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the Company’s major strategic, operational, financial, legal and regulatory and reputational risks as well as risks relating to cybersecurity and global information systems and environmental, social and governance (ESG) matters along with potential options for mitigating these risks. The Board is informed of these risks through regular reports from our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, General Counsel and Chief Sustainability Officer, and other key members of senior management as well as from the Chairs of the Board’s committees. As discussed further below, our Board committees also consider and address risks as they perform their respective committee responsibilities.
One way that risks are evaluated is through an annual survey of leaders and subject matter experts across our company. Each year, our enterprise risk management (ERM) process is managed by Capri’s Risk Management and Internal Audit departments who work together with management to identify and assess the greatest existing and emerging risks that could impact our Company’s operations or ability to achieve our objectives. We assess business risks on several dimensions and create risk profiles based on likelihood of occurrence and impacts to the business. Enterprise risk profiles and related action plans for the most critical risks identified are reviewed with the Audit Committee. Other relevant committees of the Board are also updated regarding our risk analyses, assessments, mitigation strategies and activities with respect to matters under such committee’s oversight.
The Board has delegated to its committees responsibility for elements of the Company’s ERM program that relate specifically to matters within the scope of each such committee’s duties and responsibilities.

The Audit Committee is primarily responsible for oversight of:
•accounting, auditing, internal control and financial-related risks
•the operation of our ERM program
•information systems infrastructure and cybersecurity risk
•risk management, compliance and legal and regulatory matters
The Compensation and Talent Committee is primarily responsible for oversight of:
•the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking
•the management of risks relating to our executive compensation plans and arrangements
•human capital management risks
See “Compensation and Talent Committee Risk Assessment.”
The Governance Committee is primarily responsible for oversight of:
•risks associated with the independence of the Board
•compliance by the Company with corporate governance policies and rules
•succession planning for the CEO and other key members of senior management
•ESG-related risks
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Company believes that the Board and its committees provide appropriate risk oversight of the Company’s business activities and strategic initiatives.

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Cybersecurity Risk Management
We are a global company built on the trust of our customers, employees and business partners, and one of the primary ways we maintain that trust is by respecting privacy rights and safeguarding their information. We communicate our brands’ data collection, use and processing practices through clear and comprehensive privacy notices. We empower our data subjects to exercise their privacy rights by contacting us through various channels, and we maintain procedures to honor their requests made pursuant to applicable laws. We believe security is at the center of any strong data privacy program and maintaining cyber-readiness and managing cybersecurity risk continue to be areas of critical focus for us. We continually evaluate our privacy notices, policies and procedures surrounding our handling of personal data and the measures and systems we have in place to help identify, assess, mitigate, respond to and remediate cybersecurity issues or personal data breaches.
Our Board of Directors has delegated primary responsibility for overseeing the management of cybersecurity risks to the Audit Committee. The Audit Committee receives regular reports regarding our cybersecurity risks from our head of Global Cybersecurity and Compliance with periodic updates to the full Board as necessary. Our global cybersecurity team, led by our head of Global Cybersecurity and Compliance, is responsible for implementing widely-accepted security standards to help guide our decisions and minimize risks that threaten the protection of personal data, including network and system security tools, third-party service provider assessments, periodic cyber-maturity evaluations, regular training and education programs, and security incident response policies and procedures. We measure the effectiveness of these initiatives in numerous ways, including by performing annual external network penetration tests, engaging external independent advisors to conduct system audits as appropriate, deploying phishing simulation exercises and undergoing cyber-incident table top exercises. We also require that all employees with access to our systems complete an annual cybersecurity and data privacy training to educate our employees on cybersecurity risks.
ESG Risk Management
We believe responsible business practices start from the top, and we recognize the increasing importance of ESG matters to our shareholders, employees, customers and other key stakeholders.
When setting Capri’s CSR strategy, we knew it was critical that sustainability be integrated into our business decisions. One of the first steps we took was to delegate oversight of ESG activities to the Board’s Governance Committee. Our governance structure ensures appropriate supervision of our goal-setting and public reporting process related to ESG matters. On at least an annual basis, our sustainability goals and action plans are presented to the Governance Committee for review and approval, along with regular CSR progress updates. Our sustainability governance model includes a multi-level structure to ensure our Board of Directors, executive management team and business leaders across our brands are aligned on the most important ESG risks and opportunities for Capri.

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Our Governance, Nominating and Corporate Social Responsibility Committee provides Board-level oversight of our CSR strategy, long-term sustainability goals and reporting.
Our CSR Executive Committee is made up of executive-level brand and company leadership, providing direction and support for all pillars and focus areas within our CSR strategy.
Our Sustainability Steering Committee includes leaders across key business functions who are responsible for driving progress toward Capri's environmental sustainability goals.

Our Global CSR Team, led by Capri's Chief Sustainability Officer, manages the strategy and reporting of our global CSR progress, while closely coordinating with business partners to drive implementation of sustainability initiatives throughout our organization.

BOARD EVALUATIONS
The Board believes that an annual, robust Board evaluation process is a critical tool in ensuring strong corporate governance. The Governance Committee has primary oversight of the annual Board evaluation process which assesses whether the Board, its committees and the directors are functioning effectively.
While this formal evaluation process is typically conducted on an annual basis, directors are encouraged to continuously share their perspectives, feedback and suggestions throughout the year. Items requiring implementation and follow-up from the annual Board evaluation process or otherwise are monitored throughout the year by the Board, the applicable committees and management.

Questionnaire	Each director completes a questionnaire, or participates in an interview or other method the Governance Committee utilizes to seek feedback. Results are aggregated and summarized for discussion purposes.
Feedback Discussed	The Chair of the Governance Committee reviews the feedback and discusses opportunities and makes recommendations for improvement as appropriate with the full Board in executive session (without the presence of the Chairman and CEO).
Recommendations Delivered	Relevant findings are communicated by the Chair of the Governance Committee and/or the independent Lead Director to the Chairman and CEO and SVP, General Counsel in order to improve the effectiveness of the Board and Board meertings.
Implementation of Improvements	Board implements agreed-upon recommendations for improving practices.

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BOARD REFRESHMENT
The Governance Committee recognizes that building and maintaining an effective Board is one of its critical responsibilities, and is continuously focused on aligning Board composition and leadership with the Company’s strategic needs. As part of the refreshment process, the Governance Committee: (i) identifies qualities and skills needed to serve on our Board, (ii) identifies the qualities and skills that each current director possesses, (iii) assesses how the current directors deploy their qualities and skills for our benefit, (iv) determines whether any additional skill sets or other attributes are necessary to fill gaps in the current Board, (v) establishes a Board succession strategy and executes against that strategy, and (vi) performs onboarding and transitioning for new directors. As part of the Governance Committee’s refreshment process, the Governance Committee:
•uses a skills matrix to assess the strengths and needs of the Board in relation to our current business strategy, expected future strategic needs, and the current state of our industry
•reviews the skills matrix, along with individual director demographics, tenure and committee memberships, to determine whether we need to add directors with specific qualities or skills
•considers the disclosures by each director in their annual director and officer questionnaire, including with respect to external commitments
•reviews the annual Board, Committee and director evaluations
•regularly discusses with the full Board refreshment and succession planning

DIRECTOR NOMINATION PROCESS AND ELECTIONS
The Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors.
The Governance Committee will consider candidates recommended by our executive officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance Committee deems appropriate. The Governance Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.
The Governance Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board must do so in accordance with the procedures set forth under “Proposals of Shareholders for the 2025 Annual Meeting” and in compliance with our Memorandum.
In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on the election of directors that are present at the meeting and are voted and not abstained. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results.

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The Governance Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance Committee or the Board regarding whether to accept or reject the director’s resignation.

CEO PERFORMANCE EVALUATION
The Compensation and Talent Committee, together with the independent Lead Director, has primary oversight of the CEO performance evaluation process. On an annual basis, in consultation and deliberation with the Compensation and Talent Committee, quantitative and qualitative goals and objectives for the CEO are set for the upcoming fiscal year that include three primary areas of performance: Financial Results, Strategic Planning and Operations and Talent Management and Development. After the fiscal year is completed, the Compensation and Talent Committee conducts a performance review with the CEO of his prior year performance in light of the predetermined goals and objectives. While this formal review process happens annually, the independent Lead Director and/or the Chair of the Compensation and Talent Committee and the Chairman and CEO meet as needed during the year to discuss feedback on the CEO’s performance and suggest areas of improvement.

MANAGEMENT SUCCESSION PLANNING
The Governance Committee has primary oversight of succession planning for the CEO and other members of management. At least annually and updated as necessary, detailed succession plans are reviewed and considered by the Governance Committee and presented to the full Board. The succession-planning process includes both identifying and developing plans for promising internal candidates and identifying external candidates. The plan also includes mid-term and long-term solutions and arrangements in the event an emergency arises. The Board recognizes that management succession planning is one of its key responsibilities.

DIRECTOR ONBOARDING AND CONTINUING EDUCATION
We believe a wide-ranging orientation is important in positioning new directors for success. New directors participate in a corporate, business and financial orientation program that involves substantive individual meetings with senior executives. For example:
•the Chief Executive Officer will brief new directors on current business and strategy
•the Chief Financial Officer and Chief Operating Officer will speak about our financial and operational performance, capital structure, shareholder base and investor relations
•the General Counsel and Chief Sustainability Officer will discuss corporate governance, periodic reporting and sustainability matters
•the Chief People Officer will report on human capital management strategies, key talent and succession planning
In addition, senior executives within each of our brands provide an overview of their respective businesses, divisions or regions. The orientation extends to the Board committees on which a new director will sit, and includes an introductory session with the Chair or other committee members and potentially executives and outside advisors who work with the committee. SEC filings and other information are provided as a background resource. Directors are encouraged to periodically attend appropriate continuing education programs.

26	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT
Prior to our announcement of the pending Merger, we regularly engaged with shareholders to understand their perspectives on our Company, our business and their concerns, including meeting with and speaking to shareholders during appearances by management at scheduled events, as well as in one-on-one meetings and through conference calls as further described in the table below:

Regular financial reporting (SEC filings)	Analyst meetings and conference calls	Roadshows in key cities
Press releases	Investor meetings and conference calls	Participation in conferences
Quarterly earnings conference calls	Annual shareholders meeting	Investor day

COMMUNICATIONS WITH THE BOARD AND THE AUDIT COMMITTEE
Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the independent Lead Director, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:
Capri Holdings Limited
90 Whitfield Street, 2nd Floor
London, United Kingdom
W1T 4EZ
Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

EXECUTIVE OFFICERS
The following table sets forth information regarding each of our executive officers as of the date of this proxy statement:

Name	Age	Position
John D. Idol(1)	65	Chairman and Chief Executive Officer
Thomas J. Edwards, Jr.	59	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Jenna Hendricks	43	Senior Vice President, Chief People Officer
Krista A. McDonough	44	Senior Vice President, General Counsel and Chief Sustainability Officer
Cedric Wilmotte	49	Chief Executive Officer — Michael Kors
1.Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class I Directors for Election at the 2026 Annual Meeting.”

CAPRI HOLDINGS LIMITED	27

CORPORATE GOVERNANCE	TABLE OF CONTENTS
Thomas J. Edwards, Jr. is the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Capri Holdings and has been with the Company since April 2017. Previously, Mr. Edwards served as Executive Vice President and Chief Financial Officer of Brinker International, Inc. Prior to that, he held numerous positions within finance at Wyndham Worldwide from 2007 to 2015, including having served as Executive Vice President and Chief Financial Officer of the Wyndham Hotel Group from March 2013 to March 2015. Mr. Edwards has also held a number of financial and operational leadership positions in the consumer goods industry, including as Vice President, Consumer Innovation and Marketing Services at Kraft Foods and Vice President, Finance at Nabisco Food Service Company.
Jenna Hendricks is the Senior Vice President, Chief People Officer of Capri Holdings. She assumed this role in June 2021 having previously served as Senior Vice President, Global Human Resources for Michael Kors from July 2019. She has been with the Company since 2004 in various human resources roles of increasing responsibility.
Krista A. McDonough is the Senior Vice President, General Counsel and Chief Sustainability Officer of Capri Holdings. She assumed the role of General Counsel in October 2016 and was subsequently appointed Chief Sustainability Officer. She has been with the Company since August 2011 in various legal roles, including, previously, as Deputy General Counsel. Prior to joining Capri Holdings, Ms. McDonough was an attorney in the corporate department of Paul, Weiss, Rifkind, Wharton and Garrison LLP, where she specialized in capital markets and securities law, from 2005 to 2011.
Cedric Wilmotte has been the Chief Executive Officer of Michael Kors since April 2023. From September 2022 through March 2023, Mr. Wilmotte served as the Chief Operating Officer of Versace, and from January through September 2022, he was the interim Chief Executive Officer of Versace. Prior to his time at Versace, Mr. Wilmotte led the Michael Kors EMEA business from its inception in 2008 through 2021. Before joining Michael Kors, Mr. Wilmotte held senior leadership positions at Marc Jacobs in Paris from 2004 to 2008 and at Donna Karen in New York, London and Milan from 1998 to 2004.

28	CAPRI HOLDINGS LIMITED

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of July 15, 2024 by:
•each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings,
•each of our named executive officers,
•each of our directors, and
•all directors and executive officers as a group.
Beneficial ownership is based upon 117,781,894 ordinary shares outstanding as of July 15, 2024, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable as of July 15, 2024 or will become exercisable within 60 days of July 15, 2024 are deemed outstanding for purposes of computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person.
All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each executive officer named in the table below is c/o Capri Holdings Limited, 11 West 42nd Street, New York, New York 10036, and the address of each director named in the table below is 90 Whitfield Street, 2nd Floor, London, United Kingdom W1T 4EZ.

CAPRI HOLDINGS LIMITED	29

SECURITY OWNERSHIP	TABLE OF CONTENTS

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
The Vanguard Group(1)	11,540,827	9.9%
BlackRock, Inc.(2)	9,929,555	8.5%
Named Executive Officers and Directors
John D. Idol(3)	2,262,973	1.9%
Thomas J. Edwards, Jr.(4)	192,107	*
Jenna Hendricks	63,725	*
Krista A. McDonough(5)	83,742	*
Cedric Wilmotte	33,223	*
Marilyn Crouther(6)	10,932	*
Robin Freestone(6)	21,106	*
Judy Gibbons(6)	31,090	*
Mahesh Madhavan(6)	5,924	—
Stephen F. Reitman(6)	18,307	*
Jane Thompson(6)	26,137	*
Jean Tomlin(6)	27,133	*
All Executive Officers and Directors as a Group (12 persons)	2,776,399	2.4%
* Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.
1.Based on Amendment No. 12 to the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024. The mailing address for Vanguard is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. Vanguard may be deemed to have shared voting power with respect to 40,260 ordinary shares, sole dispositive power with respect to 11,377,690 ordinary shares and shared dispositive power with respect to 163,137 ordinary shares.
2.Based on the Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 25, 2024. The mailing address for BlackRock is 50 Hudson Yards, New York, New York 10001. BlackRock may be deemed to have sole voting power with respect to 9,626,699 ordinary shares and sole dispositive power with respect to 9,929,555 ordinary shares.
3.For Mr. Idol, this amount includes 61,249 options to purchase ordinary shares that are vested and exercisable. This amount also includes 54,600 ordinary shares held by the Idol Family Foundation. Mr. Idol may be deemed to have beneficial ownership of the shares held by the Idol Family Foundation but does not have a pecuniary interest in such shares. This amount also includes 1,000,000 ordinary shares held by a grantor retained annuity trust (“GRAT”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRAT but may be deemed to have shared voting and dispositive power over the ordinary shares held by the GRAT, and therefore, may be deemed to have beneficial ownership over such ordinary shares.
4.For Mr. Edwards, this amount includes 12,250 options to purchase ordinary shares that are vested and exercisable.
5.For Ms. McDonough, this amount includes 4,900 options to purchase ordinary shares that are vested and exercisable.
6.Includes 4,861 unvested RSUs that will vest within 60 days of July 15, 2024 .

30	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	SECURITY OWNERSHIP
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2024 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis.
SECURITIES TRADING POLICY AND HEDGING
Our executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying shares of the Company on margin, short sales, buying or selling puts, calls, options or other derivatives or engaging in hedging transactions in respect of securities of the Company.

CAPRI HOLDINGS LIMITED	31

Certain Relationships and Related Person Transactions
AIRCRAFT TIME SHARING AGREEMENT
We entered into an Aircraft Time Sharing Agreement with John D. Idol on December 20, 2022 (which superseded the prior agreement from December 2014) relating to such executive’s personal use of the Company-owned aircraft. Pursuant to the Aircraft Time Sharing Agreement, Mr. Idol is permitted to use the Company aircraft with flight crew for personal purposes at no charge to the executive, except that the executive is required to reimburse the Company for the operating expenses of such flights chargeable pursuant to Federal Aviation Regulations. In Fiscal 2024, amounts reimbursed by Mr. Idol to the Company for personal use of the aircraft were $649,820. See “Executive Compensation—Summary Compensation Table—All Other Compensation” for the aggregate incremental costs to the Company of Mr. Idol’s personal aircraft use.
RELATED PERSONS TRANSACTIONS POLICIES AND PROCEDURES
We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of, and compliance with, the Related Person Policy.
For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or our Compensation and Talent Committee.
The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed and approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.
The Related Person Policy also provides that our Audit Committee will review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).

32	CAPRI HOLDINGS LIMITED

Audit Committee Report
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
During Fiscal 2024, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended March 30, 2024 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, as well as the firm’s independence. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2024, for filing with the U.S. Securities and Exchange Commission.

Audit Committee	Marilyn Crouther (Chair), Robin Freestone, Judy Gibbons, Stephen F. Reitman and Jane Thompson

CAPRI HOLDINGS LIMITED	33

PROPOSAL NO. 2 Ratification of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending March 29, 2025. EY has served continuously as the Company’s independent registered public accounting firm since fiscal 2014. This proposal is being presented to our shareholders at the Annual Meeting to ratify EY’s appointment.
INDEPENDENT AUDITOR FEES
The fees related to services rendered by EY for Fiscal 2023 and Fiscal 2024 were as follows (in thousands):

	Fiscal 2023 ($)	Fiscal 2024 ($)
Audit Fees	6,949	6,633
Audit-Related Fees	280	550
Tax Fees	608	445
All Other Fees	—	—
AUDIT FEES
Audit fees for Fiscal 2023 and Fiscal 2024 consist of fees related to the integrated audit of the consolidated financial statements of the Company, including quarterly reviews and statutory audits of foreign subsidiaries, accounting consultations and other audit services.
AUDIT-RELATED FEES
Audit-related fees for Fiscal 2023 and Fiscal 2024 consist of fees to EY in connection with the pre-implementation phase of the Company’s ERP projects. In addition, for Fiscal 2024, audit-related fees includes audit related services associated with filings related to the pending Merger.
TAX FEES
Tax fees for Fiscal 2023 and Fiscal 2024 consist of fees related to tax services in connection with international and domestic tax matters, transfer pricing matters and routine tax advisory services.
ALL OTHER FEES
There were no other fees in Fiscal 2023 or Fiscal 2024.

34	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	PROPOSAL TWO
PRE-APPROVAL POLICIES AND PROCEDURES
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
All services provided by EY as our independent registered public accounting firm for Fiscal 2023 and Fiscal 2024 were pre-approved by the Audit Committee.
Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish.
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted and not abstained, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. As this proposal is considered “routine” under applicable NYSE rules, we do not anticipate any broker non-votes on this Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2025.

CAPRI HOLDINGS LIMITED	35

PROPOSAL NO. 3 Non-Binding Advisory Vote on Executive Compensation
RESULTS OF 2023 SHAREHOLDER ADVISORY VOTE
On August 2, 2023, at the 2023 Annual Meeting of Shareholders, our say on pay proposal passed with approximately 92.8% of the votes cast in favor of our executive compensation program.
FISCAL 2024 SAY ON PAY PROPOSAL
We are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement under “Compensation Discussion and Analysis” and “Executive Compensation.” This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the proxy statement for the 2024 Annual Meeting of Shareholders.”
Our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate and retain our executives to achieve our targeted financial and other performance objectives, reward them for their achievements when those objectives are met or exceeded, and to provide for reductions in compensation when results fall below target and no incentive compensation if results do not achieve a threshold level of performance. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skills and knowledge we require and promote the stability of our management team, which we view as vital to the success of our business. We believe that a vote in favor of the compensation of our named executive officers is warranted.
VOTE REQUIRED AND BOARD RECOMMENDATION
Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote on this proposal that are present at the Annual Meeting and are voted and not abstained, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 3 and will not affect the outcome of this matter assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.
In the event that the Merger is not consummated, our next say on pay vote is expected to take place at the 2025 annual meeting of shareholders.

Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

36	CAPRI HOLDINGS LIMITED

Compensation Discussion and Analysis
This Compensation Discussion & Analysis provides our shareholders and other stakeholders with information about our performance, and the compensation framework, decisions and governance for our named executive officers (“NEOs”). For Fiscal 2024, our NEOs were:

Name	Position
John D. Idol	Chairman and Chief Executive Officer
Thomas J. Edwards, Jr.	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Jenna Hendricks	Senior Vice President, Chief People Officer
Krista A. McDonough	Senior Vice President, General Counsel and Chief Sustainability Officer
Cedric Wilmotte	Chief Executive Officer — Michael Kors

Executive Summary	38
Executive Officer Appointment|Our Fiscal 2024 Executive Compensation Program and Results | Compensation Matters Related to Merger Agreement
Compensation Design	40
Compensation Objectives | Compensation Policies and Practices | Compensation Framework
Fiscal 2024 Compensation	43
Base Salary | Incentive Compensation | Other Compensation
Compensation Governance	49
Role of the Compensation and Talent Committee | Role of Consultants and Advisors | Say on Pay | Considerations in Setting Executive Compensation | Compensation and Risk
Additional Information	54
Severance Protection and Change in Control | Good Reason Acknowledgments and Transition or New Arrangements with Tapestry| Tax and Accounting Considerations | Compensation and Talent Committee Report

CAPRI HOLDINGS LIMITED	37

COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
EXECUTIVE SUMMARY
Executive Officer Appointment
Cedric Wilmotte was appointed the Chief Executive Officer of Michael Kors effective April 3, 2023, and is responsible for driving Michael Kors’ strategy, execution and business results. In connection with his appointment, we entered into an employment agreement with Mr. Wilmotte which provides for the payment of a competitive base salary, participation in our annual cash incentive program (the “Cash Incentive Plan”) with his actual annual cash incentive determined based on Company performance, and eligibility for long-term incentive awards under our annual equity incentive program. See “Executive Compensation—Employment Agreements with our Named Executive Officers—Cedric Wilmotte.” In connection with his appointment, Mr. Wilmotte’s annual cash incentive for Fiscal 2024 was guaranteed at 200% of Mr. Wilmotte’s base salary (reflecting his maximum target cash incentive opportunity) and was payable to Mr. Wilmotte as follows: (i) $1,000,000 in the first pay period following his start date with the Company and (ii) $1,000,000 on June 30, 2024 or such earlier date as the Fiscal 2024 payment under the Cash Incentive Plan is actually paid to other similarly situated executives. The Company agreed to this guaranteed cash incentive payment in order to incentivize Mr. Wilmotte to accept this new role and for retentive purposes. Mr. Wilmotte was required to repay in full the portion of the Fiscal 2024 annual cash incentive advanced to him at the start of his employment if his employment was terminated under certain circumstances on or before the date that was twelve months following his start date. Mr. Wilmotte was also granted equity in connection with his hiring that was solely in the form of time-based restricted share units (“RSUs”) with a three year vesting period in order to drive retention and engagement while aligning the interests of Mr. Wilmotte with the interests of our shareholders.
Our Fiscal 2024 Executive Compensation Program and Results
Our executive compensation plan design emphasizes pay for performance and is designed to promote responsible pay and governance practices that align with the interests of our shareholders. Total compensation packages for our NEOs continued to emphasize short-term and long-term incentive (“LTI”) awards that are paid out only if we achieve specific financial and operational targets, and equity awards that are linked to movements in share value.
Overall, we were disappointed with our Fiscal 2024 performance which was below our expectations. Reflected below are the key highlights for Fiscal 2024:
•Revenue was $5.17B (down 8.0% from the prior fiscal year)
•Adjusted operating income was $518.0 million (down 43.0% from the prior fiscal year)
•Adjusted net income was $413.0 million (down 49.7% from the prior fiscal year)
•Adjusted earnings per share was $3.50
•Free cash flow was $120.0 million

As a result, and consistent with our short and long-term incentive plans, our Compensation and Talent Committee took the following compensation actions with respect to Fiscal 2024 performance:
•None of our NEOs received merit salary increases or market adjustments
•None of our NEOs received any increase in target or maximum annual cash incentive opportunities, and, except with respect to Mr. Wilmotte as discussed above, actual annual cash incentive payouts under the Cash Incentive Plan equaled 20% of each executive’s target annual cash incentive opportunity based on significant and quantifiable progress towards our ESG goals
•Long-term incentive (“LTI”) awards granted to our NEOs in Fiscal 2025 but attributable to Fiscal 2024 performance were reduced by an average of approximately 24.4%. These awards were granted solely in the form of time-based RSUs in lieu of performance-based RSUs (“PRSUs”) due to the pending Merger. Notwithstanding this change, performance-based components continue to represent a significant portion of target direct compensation for the NEOs (see “Compensation Framework” below). These LTI awards provide for pro rata vesting in the event that an executive is involuntarily terminated without cause or resigns for Good Reason (as defined in an executive’s employment or similar agreement) within 24 months of a change in control (which includes the Merger), unless the executive is retirement eligible under the Incentive Plan
•One-third of the PRSUs granted in June 2023 that have a performance measurement period concluding at the end of Fiscal 2024 were determined to have been attained at 0% and therefore will be unearned as of the vesting date

38	CAPRI HOLDINGS LIMITED

TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Total compensation decreased by an average of approximately 33% for our NEOs in Fiscal 2024 as reflected in the below table:

Named Executive Officer	Fiscal 2024 Total Compensation ($)(1)	Fiscal 2023 Total Compensation ($)(1)	% Decrease
John D. Idol	9,036,658	14,331,740	37%
Thomas J. Edwards, Jr.	3,469,150	5,088,720	32%
Jenna Hendricks	1,817,783	2,665,857	32%
Krista A. McDonough	1,864,150	2,748,681	32%
Cedric Wilmotte(2)	5,500,000	—	N/A
1.Gives effect to equity incentive awards granted in the subsequent fiscal year that are attributable to performance in the most recently ended fiscal year and excludes new hire grants. See “Equity Incentive Compensation—Timing of Equity Awards.” Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for the applicable fiscal year. This amount is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this Proxy Statement.

2.Mr. Wilmotte was not a NEO in Fiscal 2023.

Compensation Matters Related to Merger Agreement
Equity Treatment under the Merger Agreement
The Merger Agreement provides for the following treatment of outstanding equity grants at the Effective Time:

Capri Options with Exercise Price Greater than or Equal to the Merger Consideration	Will be converted automatically into an option to purchase shares of Tapestry common stock, adjusted based on the Conversion Ratio (as defined in the Merger Agreement)
Capri Options with Exercise Price Less than the Merger Consideration	Will be cancelled in exchange for an amount in cash equal to the excess of the Merger Consideration over the per share exercise price applicable to the Capri Option
Capri RSUs Held by Non-Employee Directors or the Merger NEOs(1)	Will vest and will be exchanged for the Merger Consideration in respect of each Capri ordinary share subject to such Capri RSU immediately prior to the Effective Time
Capri RSUs Not Held by Non-Employee Directors or Merger NEOs(1)
Will be converted automatically into a RSU award with respect to shares of Tapestry common stock, with the number of shares subject to the award adjusted based on the Conversion Ratio (as defined in the Merger Agreement)

Capri PRSUs for which Performance Period has Not Yet Been Completed as of Applicable Determination Date
Will vest and will be exchanged for the Merger Consideration in respect of each Capri ordinary share subject to such Capri PRSU immediately prior to the Effective Time with the number of Capri ordinary shares subject to such Capri PRSU determined based on:
(x) Actual performance as determined by the Compensation and Talent Committee for any fully completed period ended prior to the Effective Time to the extent the Compensation and Talent Committee can reasonably determine the level of achievement of performance, and
(y) Target performance for any period for which performance has not previously been determined

1.“Merger NEOs”refers to Mr. Idol, Mr. Edwards, Ms. Hendricks and Ms. McDonough. Mr. Wilmotte is not a Merger NEO.

CAPRI HOLDINGS LIMITED	39

COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
Each Capri award converted to a Tapestry equity award will otherwise be subject to the same terms and conditions (including vesting terms and terms related to the treatment upon termination of employment) as applied to the corresponding Capri equity award.
Special Bonus Awards
In connection with the entry into the Merger Agreement, Capri entered into a letter agreement with each of its NEOs providing that, subject to the executive officer actively working toward the completion of all requirements necessary to consummate the Merger and remaining employed through the closing of the Merger, the NEO will be eligible to receive a special one-time cash bonus award (which we refer to as the “Special Bonus Awards”) equal to their current base salary. If the Merger Agreement is terminated in accordance with its terms, without Capri entering into a subsequent transaction agreement (as defined in the Special Bonus Award agreement) or the executive officer’s employment terminates for any reason prior to the closing of the Merger, the executive officer’s eligibility to receive the Special Bonus Award will automatically terminate and the right to the Special Bonus Award will be forfeited.

Tax Mitigating Actions
Under the Merger Agreement, if the Effective Time was not reasonably expected to occur in calendar 2023, Capri (in consultation with Tapestry) was permitted to implement tax planning strategies for the purpose of mitigating the impact of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby preserve certain compensation-related tax deductions that might otherwise be disallowed. On December 15, 2023, following approval by the Compensation and Talent Committee, the Company entered into a letter agreement with Ms. Hendricks pursuant to which Ms. Hendricks was paid certain amounts of compensation in the 2023 calendar year to which she would otherwise become entitled either (i) in 2024 or (ii) at or in connection with the Effective Time, for the purpose of reducing or eliminating the excise tax imposed under Sections 280G and 4999 of the Code that would be imposed on amounts payable to her in connection with the consummation of the transactions contemplated by the Merger Agreement and preserving certain compensation-related tax deductions described in the preceding sentence. The letter agreement provided for the vesting of the Capri time-based RSU awards that were otherwise scheduled to vest in 2024 and the payment of the Special Bonus Award granted to Ms. Hendricks in connection with the transactions contemplated by the Merger Agreement and the severance payable pursuant to the Change in Control Continuity Agreement between Capri and Ms. Hendricks. Pursuant to the letter agreement, Ms. Hendricks will be required to pay to Capri the gross value of the payments (in the case of the RSUs, based on the fair market value of the ordinary shares delivered (determined as set forth in the letter agreement)) to which she would not otherwise have been entitled if the Merger Agreement is terminated in accordance with its terms without Capri entering into a subsequent transaction agreement (as defined in the letter agreement) or her employment terminates (or continues) under certain circumstances.
COMPENSATION DESIGN
Compensation Objectives
Capri Holdings is a global fashion luxury group, consisting of iconic, founder-led brands Versace, Jimmy Choo and Michael Kors. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and the dedication to the clients and communities we serve. For our shareholders, we expect this will translate into long-term earnings and revenue growth across our brands. We believe that to be successful we need to provide a diverse and inclusive environment and a culture that attracts, retains and motivates employees to operate at their highest level.
These objectives are reflected in our executive compensation program which is centered on a pay for performance philosophy designed to align the interests of our executives with those of our shareholders, motivate and retain our executives to achieve targeted financial and other performance objectives, reward them for their achievements when those objectives are met or exceeded, and likewise, reduce compensation when results fall below expectations.

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Aligns executives’ interests with shareholders	Balances a long and short-term focus	Promotes collaborative behaviors	Rewards unique skills and value

Compensation is meaningfully tied to our financial performance and share price	Compensation combines annual and multi-year performance elements, incentivizing near-term actions that generate sustainable long-term value	Financial incentive metrics are uniform and assessed consistently for our NEOs, encouraging partnership and rewarding growth across the Company	Compensation levels reflect a balance of contextual market data with reference to individual factors including performance, career history, skills and contributions

Compensation Policies and Practices
The design of our compensation program also reflects practices that are intended to help ensure its successful operation and to align with the best interests of our shareholders.

Compensation Governance Policies and Practices
Pay for performance. Majority of compensation is at risk, linked to performance and shareholders’ interests	No guaranteed salary increases. Salaries are reviewed annually with no expectation or requirement to increase
Require meaningful ownership. Executives are required to own 2-5-times their salary in Company shares within five years, and are subject to a retention requirement if not met	No hedging of securities. Employees, including our NEOs, are prohibited from buying Company shares on margin or engaging in any hedging transactions
Operate a clawback policy. The Company can clawback earned cash incentives and awarded performance-based long-term incentives in clearly defined situations	No equity awards included in severance calculations. If paid, severance is based only on cash compensation and is clearly defined in employment agreements
Have double trigger change in control. Severance requires a change in control and involuntary termination(1)	No option repricing. Any repricing requires advance shareholder approval
Review share utilization. Share utilization is monitored at least annually to ensure equity programs are not overly dilutive	No equity grants below fair market value. Equity awards are based on fair market values at the date of grant
Engage an independent consultant. The Compensation and Talent Committee engages a consultant and annually assesses independence	No tax gross-ups. No executive has any right to receive a tax gross-up on any element of their compensation
Have an independent Committee. The Compensation and Talent Committee is comprised of independent Directors	No excessive executive perquisites. Perquisites are modest and aligned with market typical practices
1.The Merger constitutes a change in control under the Incentive Plan and applicable executive agreements.

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Compensation Framework
Our executive compensation program comprises three core components which reflect our long-standing compensation philosophy.

Component and Purpose	Target Compensation Mix(1)		Overview
	CEO	Other NEOs

Base Salary. Provides a stable level of fixed compensation commensurate with the NEO’s role, experience and duties			•Determined annually or as required •Takes into account role, individual factors and contextual market data
Annual Cash Incentive. Encourages achievement of pre-established, objective performance goals
•Expressed as a percentage of base salary as of last day of fiscal year
•Maximum opportunity capped at no more than 200% of target
•90% of target achievement is based on financial performance goals
•10% of each NEOs target incentive is based on individualized ESG goals

Long-Term Equity Incentives. Aligns NEOs’ long-term interests with those of our shareholders, and, in the case of PRSUs, provides an opportunity to earn equity if pre-established, objective performance goals are achieved

•Granted as a mix of time-based RSUs (50%) and PRSUs (50%) in Fiscal 2024
•PRSUs cliff vest after three years with a three year performance period
•PRSUs based on financial performance and can vest at 0% – 200% of target
•Fiscal 2024 RSUs vest over four years on each anniversary of the date of grant

1.Based on salary in effect as of the last day of Fiscal 2024. Incentives based on full-year annual target cash incentive and the Fiscal 2024 target value of long-term equity incentives. Excludes perquisites.

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FISCAL 2024 COMPENSATION
Base Salary
We believe competitive base salaries are necessary to attract and retain qualified, high-performing executives. The Compensation and Talent Committee reviews salaries annually, or as required, and considers whether any increase is warranted based on an executive’s role, responsibilities, performance, experience, expected future contributions and the base salary of similarly situated executives at our selected competitors.
No merit increases were awarded in Fiscal 2024 to our NEOs. The base salaries of our NEOs as of the last day of Fiscal 2024 were as follows:

Named Executive Officer	Fiscal 2024 Base Salary Rate ($)
John D. Idol	1,350,000
Thomas J. Edwards, Jr.	800,000
Jenna Hendricks	500,000
Krista A. McDonough	550,000
Cedric Wilmotte	1,000,000
Incentive Compensation
Fiscal 2024 Annual Cash Incentive
Each year the Compensation and Talent Committee establishes a target annual cash incentive opportunity, defined as a percentage of base salary as of the last day of the fiscal year, for each NEO. The amount earned can range from 0 to 200% of target depending on the role and based on the achievement of specific and measurable short-term performance goals. There were no increases to annual cash incentive targets or maximums for our NEOs in Fiscal 2024.

	Fiscal 2024 Annual Cash Incentive (% of Salary)
Named Executive Officer	Target	Maximum
John D. Idol	200%	400%
Thomas J. Edwards, Jr.	100%	200%
Jenna Hendricks	50%	100%
Krista A. McDonough	50%	100%
Cedric Wilmotte(1)	100%	200%
1. Pursuant to the terms of his employment agreement entered into in connection with his hiring, Mr. Wilmotte was guaranteed an annual cash incentive for Fiscal 2024 at the maximum level.
In Fiscal 2024, when identifying performance metrics and setting performance goals, the Compensation and Talent Committee referenced the Company’s operating budget as one way to align compensation with our strategic priorities, with target set equal to budget. The budget itself reflects a rigorous assessment of projected performance, informed by our strategic and operational initiatives, prior year performance and broader general industry trends that could impact the business positively or negatively.

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Fiscal 2024 Annual Cash Incentive Financial Performance Measures
The financial performance measures, target values and financial results established by the Compensation and Talent Committee for Fiscal 2024 under the Cash Incentive Plan appear below:

		Fiscal 2024 Award Financial Targets(1)			Year-End Results	NEO Weighted Payout as a % of Target
	Weighting	Threshold	Target	Maximum
		(dollars in millions)
Free Cash Flow	50%	$550.0	$650.0	$750.0	$120.0	—%
Adjusted Operating Income(2)	40%	$810.0	$900.0	$1,045.0	$518.0	—%
Total Weighted Payout as a % of Target						—%
1.Payouts between threshold and maximum are calculated on an interpolated basis.
2.The performance measures used under the Cash Incentive Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that performance measures would more consistently reflect underlying business operations as compared to the corresponding GAAP measures. The non-GAAP financial results may differ from those disclosed as adjusted, non-GAAP measures in our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. These non-GAAP measures and adjustments may also be different from non-GAAP measures and adjustments used by other companies.
The Compensation and Talent Committee believes that free cash flow and operating income are appropriate measures of Company performance since cash flow assesses the amount of cash that the Company generates and operating income assesses profitability, including the effects of our strategic and capital plans. Each of these performance measures also reflect metrics commonly used by investors. For Fiscal 2024, threshold financial performance was not attained with respect to either financial metric, and therefore, the Cash Incentive Plan paid out at 0% of target for these performance measures.
Individualized ESG Goals
Our CSR strategy has always been about focusing our energy and resources where we can make the greatest impact on our world, our community and our philanthropic work. In Fiscal 2024, 10% of leadership’s target annual cash incentive compensation was tied to individualized ESG goals designed to hold our executives accountable for reducing the impact our operations have on the environment, as well as to incentivize management to foster a more diverse and inclusive workforce while continuing to give back to communities and people in need. Actual weighting can range from 0-20% of the target annual cash incentive depending on the level at which executive meets or exceeds, or fails to meet, their ESG objectives. These objectives vary by executive, are not stated in quantitative terms, and a particular weighting is not assigned to any one individual ESG goal. The ESG goals are not established in terms of how difficult or easy they are to attain, but rather, they are used in assessing the overall quality of the individual’s achievement of each applicable ESG objective. For executives other than the CEO, individual ESG performance against their annual ESG objectives and the corresponding payout percentage are based on the CEO’s recommendations and assessment. For the CEO, individual ESG performance and the corresponding payout percentage is based on the Compensation and Talent Committee’s assessment of Mr. Idol’s performance against his annual ESG goals. The Compensation and Talent Committee then prepares a recommendation to the full Board who considers the Compensation and Talent Committee’s recommendation and approves the final individual ESG performance payout percentage for the CEO. It was determined by the Compensation and Talent Committee, in the case of Mr. Idol, and by the CEO, in the case of all other NEOs, that significant and quantifiable progress was made toward our ESG goals and that each NEO exceeded their Fiscal 2024 ESG objectives resulting in an overall assessment of individual performance at the maximum level. This determination was reached by considering ESG achievements, including:
•Achieved Scope 1 & 2 greenhouse gas (GHG) emissions reduction science-based targets and reduced GHG emissions from finished products by 30%*(from 2019 baseline)
•Procured 68% of worldwide electricity from renewable energy sources

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•Invested in new, long-term renewable energy projects in North America and Europe
•Sourced 94% of leather from Leather Working Group Gold and Silver certified tanneries or from tanneries achieving comparable certification
•Engaged with 85% of Tier 1 suppliers (by volume) through Higg Facility Environmental Module (FEM) with our suppliers’ verified Higg FEM scores overall exceeding industry averages
•Established three year partnership with National Fish and Wildlife Foundation to accelerate adoption of regenerative management and conservation practices in the U.S. – a key leather sourcing region within our supply chain
•Continued to invest in Leather Impact Accelerator impact incentives to support cattle farms verified as deforestation- and conversion-free
•Eliminated plastic where feasible with only 8% of point of sale, on-product and e-commerce packaging (by weight) made from plastic, and where plastic was used, 45% was reusable, recyclable and/or recycled plastic
•Continued to embrace a circular economy with over 45,000 customers creating Michael Kors Pre-Loved accounts
•Conducted first water stress risk assessment for direct Tier 1 and Tier 2 suppliers
•Adopted first group-wide Product Restricted Substances List
•Named 2023 Best Companies for Women to Advance and 2023 Best Companies for People of Color to Advance, and certified as a Great Place to Work® for second year in a row
•Continued to support diversity and inclusion in the fashion industry with academic partnerships through Capri Holdings Foundation for the Advancement of Diversity in Fashion
•Partnered with EmpowerCo to invest in W+ Units in Brazil with each unit representing a 10% positive change in a woman’s life by providing education and resources to increase food security, generate new income sources and contribute to the regeneration of the soil and ecosystems of ranches and monocrop farms in the area
•Continued to support the places we live and work through our aid of long-standing philanthropic partners of our brands, including The Versace Foundation supporting the LGBTQIA+ community, supporting Women for Women International through The Jimmy Choo Foundation, and donating over 34 million meals through the Michael Kors Watch Hunger Stop philanthropic campaign which celebrated it’s 10-year anniversary
As a result of these ESG significant achievements, in Fiscal 2024 the total weighted payout under the Cash Incentive Plan as a percentage of target was 20.0%. We are pleased with the progress we have made towards our CSR goals over the past year and look forward to continuing to share the work we are doing to care for the world around us.
*We measure and calculate our emissions according to the World Resources Institute Greenhouse Gas Protocol, the industry standard and international tool for carbon accounting. Our GHG emissions data has not be externally assured.

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Fiscal 2024 Annual Cash Incentive Payments
As a result of the above performance, the Compensation and Talent Committee approved the following annual cash incentive payments in accordance with the Cash Incentive Plan:

Named Executive Officer	Annual Cash Incentive Award as a % of Base Salary	Fiscal 2024 Annual Cash Incentive ($)
John D. Idol	40%	540,000
Thomas J. Edwards, Jr.	20%	160,000
Jenna Hendricks	10%	50,000
Krista A. McDonough	10%	55,000
Cedric Wilmotte(1)	200%	2,000,000
1. Pursuant to the terms of his employment agreement entered into in connection with his hiring, Mr. Wilmotte was guaranteed an annual cash incentive for Fiscal 2024 at the maximum level.

Equity Incentive Compensation
The use of equity-based compensation enables us to align the interests of our NEOs with those of our shareholders, reward for performance that is reflected in our share price increases and provides a balance to our annual Cash Incentive Plan which focuses on short-term objectives. Equity that vests over multiple years also fosters a long-term commitment that aids in the retention of our senior executives.
For Fiscal 2024, our target equity awards comprised an equal mix of PRSUs and time-based RSUs. The Compensation and Talent Committee believes the mix of long-term equity incentive awards is appropriate because the value of the RSUs is tied to our share price, RSUs assist in our ability to retain key executives in a highly competitive market for talent, and we remain focused on the attainment of our long-term growth plan through the multi-year performance goals for PRSUs which aligns the interests of our executives with our shareholders.

50% Performance-Based Restricted Share Units (PRSUs)
•Vest after three years based on the achievement of pre-established goals
•Fiscal 2023 PRSUs performance measured cumulatively over three years, and Fiscal 2024 PRSUs measured annually for each year in the performance period
•Subject to three-year continued employment requirement
•Depending on performance, the number of shares earned range from 0—200% of the target award (with threshold performance equal to 50% of the target number of shares)
•Performance targets set with reference to operating plan and, commencing in Fiscal 2024, set using a standard annual growth rate over the prior year actuals for each year measured

50% Time-Based Restricted Share Units (RSUs)
•RSU grants vest 25% each year on each of the first four anniversaries of the date of grant •Subject to continued employment requirements

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Timing of Awards
Typically, the target equity award value with respect to a fiscal year is approved shortly following the end of the fiscal year, and then granted in Q1 of the following fiscal year. This means that the awards captured in our Fiscal 2024 Summary Compensation Table were established based on Fiscal 2023 performance, and granted in June 2023. This is illustrated below in the context of our overall compensation framework.

	Fiscal Year	Fiscal Year +1	Fiscal Year +2	Fiscal Year +3	Fiscal Year +4	Fiscal Year +5
Base Salary(1)	Paid in cash
Annual Cash Incentive(1)	Performance period	Paid in cash
PRSUs(2)		Fiscal Year award made
		Performance period			0-200% vests(3)
Service period(3)
RSUs(2)		Fiscal Year award made	1/4 vests	1/4 vests	1/4 vests	1/4 vests
Service Period
1.Disclosed in the Fiscal Year Summary Compensation Table
2.Disclosed in the Fiscal Year+1 Summary Compensation Table. For example, our long-term incentive awards granted in June of a fiscal year relate to an executive’s individual performance and contributions for the prior fiscal year but appear in the Summary Compensation Table in the year of grant which is the following fiscal year.
3.PRSUs vest in the June following the end of the applicable performance period subject to executive’s continued employment with the Company through the vesting date unless the executive dies, becomes permanently disabled or is retirement eligible under the Incentive Plan.
June 2023 Equity Incentives
The equity incentive awards that were made in June 2023 (based on performance in Fiscal 2023) were comprised of 50% time-based RSUs and 50% PRSUs except for Mr. Wilmotte who as awarded solely time-based RSUs as part of his new hire compensation package. The time-based RSUs vest ratably in equal amounts on each of the first four anniversaries of the date of grant except for Mr. Wilmotte’s new hire grant which vests ratably in equal amounts on each of the first three anniversaries of the date of grant. The PRSUs will vest after three years subject to the attainment of pre-established three year performance goals that will be measured annually for each year in the performance period, using a standard annual growth rate over the prior year actuals for each year measured. The grant date fair value and percentage of RSUs and PRSUs granted to each NEO are reflected in the table below. Mr. Idol and Mr. Edwards did not receive any increase in their award value, which has been unchanged since the Fiscal 2021 awards made in June 2021. Ms. Hendricks and Ms. McDonough both received an increase of $250,000 in their award value to ensure their total target compensation remained competitive with the market. Their award values had similarly been unchanged since June 2021. Mr. Wilmotte’s award value was determined in connection with his hiring. Despite relating to the prior fiscal year in the case of Mr. Idol, Mr. Edwards, Ms. Hendricks and Ms. McDonough, given the timing of grant, these awards are captured in the Fiscal 2024 Summary Compensation Table:

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Named Executive Officer	Long-Term Incentive Value ($)(1)	Restricted Share Units (RSUs) (%)	Performance-Based Share Units (PRSUs) (%)
John D. Idol	8,500,000	50	50
Thomas J. Edwards, Jr.	3,000,000	50	50
Jenna Hendricks	1,750,000	50	50
Krista A. McDonough	1,750,000	50	50
Cedric Wilmotte	3,500,000	100	—
1.Reflects estimated long-term equity incentive value. Because SEC disclosure rules require that we only include the grant date fair value of share-based long-term equity incentive awards actually granted in the applicable fiscal year, our long-term equity incentive awards made in Fiscal 2024 (June 2023) in respect of Fiscal 2023 performance appear in the Fiscal 2024 Summary Compensation Table. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).
June 2024 Equity Incentives
As discussed above, the equity incentive awards that were made in June 2024, following the end of the fiscal year and based on the individual executive’s performance in Fiscal 2024, will be included in our Fiscal 2025 Summary Compensation Table. These equity incentive awards were granted solely in the form of time-based RSUs in lieu of PRSUs due to the pending Merger. Notwithstanding this change, performance-based components continue to represent a significant portion of target direct compensation for the NEOs (see “—Compensation Design—Compensation Framework”). These awards provide for pro rata vesting in the event that executive is involuntarily terminated without Cause or resigns for Good Reason (each as defined in executive’s employment or similar agreement) within 24 months of a change in control (which includes the Merger), unless the executive is retirement eligible under the Incentive Plan. Due to Fiscal 2024 performance below our expectations, the grant date fair value of the long-term incentive awards granted in June 2024 were reduced by an average of approximately 24.4% for our NEOs from the prior year as set forth in the table below:

Named Executive Officer	Long-Term Incentive Value ($)(1)	Restricted Share Units (RSUs) (%)	Decrease From Prior Year (%)
John D. Idol	7,000,000	100	18
Thomas J. Edwards, Jr.	2,500,000	100	17
Jenna Hendricks	1,250,000	100	29
Krista A. McDonough	1,250,000	100	29
Cedric Wilmotte	2,500,000	100	29
1.Reflects estimated grant date fair value rounded to the nearest whole number. Because SEC disclosure rules require that we only include the grant date fair value of share-based long-term equity incentive awards actually granted in the applicable fiscal year, our long-term equity incentive awards made in Fiscal 2025 (June 2024) in respect of Fiscal 2024 performance will appear in the Fiscal 2025 Summary Compensation Table.

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Other Compensation
We maintain broad-based benefits that are provided to all employees. Our NEOs generally participate in the same benefit plans as other eligible full-time employees in the U.S.

Benefit	Key Features
401(k) Plan
•Tax qualified retirement savings plan for U.S. based employees
•Discretionary company contribution of up to 50% of up to a maximum employee contribution of 6% of eligible earnings
•Employee contributions are fully vested immediately
•Company contributions vest ratably over four years

Deferred Compensation Plan
•Available to executive officers and certain other highly compensated employees
•Participants can defer receipt of up to 75% of annual salary and/or 100% of their annual cash incentive to a future distribution date
•Participant deferrals are fully vested on contribution

Other Benefits and Perquisites	•Medical, dental and vision plans •Life insurance •Short- and long-term disability coverage •Paid time-off •Merchandise discounts
Additional CEO Perquisites
•Whole life insurance and term life insurance policy premiums paid by the Company up to $50,000 per annum
•Limited non-business use of the corporate aircraft (treated as taxable income in accordance with the IRS regulations) in accordance with his aircraft time sharing agreement
•Use of an automobile and driver

No tax gross ups are provided on any perquisites. See “Executive Compensation—Summary Compensation Table—All Other Compensation” and “Executive Compensation—Fiscal 2024 Non-Qualified Deferred Compensation Table” for additional information regarding the value of benefit plans and perquisites in Fiscal 2024.
COMPENSATION GOVERNANCE
Role of the Compensation and Talent Committee
The Compensation and Talent Committee is comprised solely of independent directors and is chaired by Jean Tomlin OBE. The Compensation and Talent Committee is responsible for reviewing and approving the CEO’s compensation, including target compensation levels, the corporate goals and objectives on which variable compensation is based, evaluating performance and approving pay outcomes. With respect to the compensation of our other NEOs, the Compensation and Talent Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation and Talent Committee with respect to the compensation levels of the other NEOs given his direct knowledge of their performance and contributions.
The Compensation and Talent Committee meets several times a year (in some cases, multiple times per quarter) and follows a regular calendar of reviewing and approving compensation related matters. In general, our timeline consists of the following:

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Primary Topics Covered by the Compensation and Talent Committee
Q1
•Approve prior year performance and resulting variable compensation outcomes
•Approve current year incentive compensation performance goals
•Approve target compensation levels for senior executives
•Approve long-term incentive spend, dilution, and future LTI pool

Q2	•Approve annual equity grants for independent directors •Review compensation policies and practices •Review incentive risk assessment •Review compensation consultant independence
Q3	•Review compensation peer group •Review proposed changes to other compensation programs as needed
Q4
•Review compensation philosophy, strategy, and any proposed program changes
•Review market data on compensation levels and practices for senior executives
•Review independent director compensation benchmarking

Role of Consultants and Advisors
The Compensation and Talent Committee has the sole authority to retain or terminate advisers to the Compensation and Talent Committee that assist in the evaluation of the compensation of our NEOs and our directors. In Fiscal 2024, the Compensation and Talent Committee retained WTW as its independent compensation consultant. In this capacity, WTW provides the Compensation and Talent Committee with market data on executive compensation levels and practices at our selected competitors, advises on trends and best practices in the areas of executive compensation and governance, assists in the review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and provides independent advice on director compensation. WTW is prohibited from providing other services to the Company or our management, except at the direction or approval of the Compensation and Talent Committee. In Fiscal 2024, and with the approval of the Compensation and Talent Committee, WTW provided the Company with risk and insurance brokering services, including management and consulting services related to our wholly-owned captive insurance entity, with total fees of approximately $943,610. The Compensation and Talent Committee has determined that its executive compensation consulting team at WTW is independent and that no conflicts exist.
Say On Pay
The Compensation and Talent Committee considers the feedback of our shareholders an important factor in reviewing executive compensation. Prior to the announcement of the pending Merger, management would conduct quarterly meetings with our major shareholders following earnings calls, and while executive compensation is not a focal point, these meetings provided a forum for our major shareholders to provide feedback. Additionally, the Compensation and Talent Committee considers the results of our annual advisory say on pay vote when reviewing executive compensation. At our 2023 Annual Meeting of Shareholders, 92.8% of votes were cast in favor of our executive compensation program, demonstrating widespread support for our current programs and practices.
Considerations in Setting Compensation
In assessing executive compensation and approving target pay, the Compensation and Talent Committee bases its decisions on our compensation philosophy, including the following factors:

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Individual performance evaluations	Scope and nature of responsibility	Experience	Expected future contributions
Retention concerns	Company and business unit performance	Market data at select competitors	Employment agreement terms
One of the factors considered is practices at select competitors where compensation data is available, recognizing that many of our competitors are privately held or traded on a non-U.S. stock exchange and are not subject to the same disclosure requirements as us. Given this is just one of several factors considered, we do not target any specific market percentile because our Compensation and Talent Committee believes that NEO compensation should reflect a broader and more holistic perspective, particularly our overall financial performance. This is reflected in both our pay levels and pay mix, with a significant portion of our NEOs’ compensation provided in the form of at-risk variable compensation, which we believe is appropriate given their ability to influence our overall performance and execute our key growth strategies.
The Use of Market Data
Practices at a selection of our competitors who are required to disclose executive compensation are one of the factors considered in assessing and setting the total compensation levels for our NEOs.
Our compensation peer group comprises companies with broadly similar characteristics including:
•Industry focus: retail accessories and/or apparel companies
•Brand value: one or more strong consumer brands
•Relative scale: comparable size with reference to revenue, net income and market capitalization
•General relevance: similar stage of development and subject to similar economic factors
The composition of the peer group is reviewed periodically and is determined by the Compensation and Talent Committee, considering input from WTW, its independent compensation consultant. Following a regular review of the existing peer group by WTW, the Compensation and Talent Committee approved the same 15 company peer group as was used in the prior fiscal year for Fiscal 2024.
Understanding compensation practices at these peer companies listed below enables the Compensation and Talent Committee to understand the relative competitiveness of our compensation in a highly competitive industry and guide compensation decisions in the context of our compensation philosophy.

Compensation Peer Group
Abercrombie & Fitch Co.	Hanesbrands Inc.	Under Armour, Inc.
American Eagle Outfitters, Inc.	Levi Strauss & Co.	Urban Outfitters Inc.
Burberry Group	lululemon athletic inc.	VF Corporation
Columbia Sportswear Company	Deckers Outdoor Corporation	Footlocker Inc.
PVH Corp.	Ralph Lauren Corporation	Tapestry, Inc.
At the time this peer group was determined for the Fiscal 2024 review, Capri Holdings was positioned at the 41st percentile for revenue and 59th percentile for market capitalization.

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Performance Goal Setting and Assessment
For us to successfully link pay and performance, it is important that performance goals are set appropriately. At the beginning of each fiscal year, we engage in a thorough process to develop an internal annual operating budget. This budget reflects anticipated revenues and expenses for the fiscal year, taking into account known strategic and operational initiatives, informed by prior year performance and broader general industry trends that could impact the business positively or negatively. This internal operating budget is directly related to the guidance that we historically provided to investors at the beginning of the fiscal year. The Compensation and Talent Committee generally aligns target annual cash incentive metrics with the annual operating budget, and and establishes ranges for threshold and maximum performance around target, to align pay with performance. See “—Fiscal 2024 Compensation—Incentive Compensation—Fiscal 2024 Annual Cash Incentive.”
Following the conclusion of the fiscal year, the Compensation and Talent Committee determines the degree of achievement in respect of the financial performance goals relative to the pre-established targets based on our final audited financial statements. As part of this determination, the Compensation and Talent Committee has the authority, based on previously approved adjustment guidelines, to make adjustments to the financial performance goals to omit, among other permitted adjustments under the Incentive Plan, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions (such as acquisitions or business interruption events), and cumulative effects of changes in accounting principles. This ensures that our executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. As a result, adjusted metrics under the Incentive Plan may differ from as reported adjusted financial metrics disclosed in our public filings. Having reached a determination, the Compensation and Talent Committee recommends that the Board approve performance-based incentives to our executive officers at the corresponding levels, who in turn approve the incentives for each of the NEOs.
Compensation and Risk
The Compensation and Talent Committee periodically reviews with management the design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking, particularly as it pertains to our NEOs. In conducting this assessment, the Compensation and Talent Committee evaluates a range of factors including pay mix, the range of performance metrics used, the performance goals, ranges and vesting schedules, how performance results are certified, our performance evaluation processes, and our leadership culture and values. In addition, consideration is given to the design of our risk mitigation policies detailed below. See “Compensation and Talent Committee Risk Assessment.”
Clawback Policy
We believe that having the ability to recover compensation in defined situations enables the Company to ensure incentive payments align with the long-term shareholder experience and deters behavior that could harm the business. The Company’s clawback policy complies with NYSE listing standards.

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy
Covered compensation	•Earned annual cash compensation •Awarded performance-based long-term incentives •Any other compensation based on attaining financial measures
Individuals	•Certain covered employees, which includes NEOs
Triggers
•Accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including accounting restatement to correct a material error in previously issued financial statements, or that involves an error in the current period that would result in a material misstatement if corrected or left uncorrected

Time horizon	•Three years from the first issuance of such financial results
Recovery of erroneously awarded compensation
•“No fault” basis and must occur (subject to limited exceptions) regardless of whether the covered employee engaged in misconduct or was otherwise involved
•May occur through reimbursement, recoupment, compensation offset, cancelling of equity awards, or any other recovery or remedial action permitted by law
•No indemnification or insurance permitted to fund potential clawback obligations

Related powers
•Employment agreement: Similar powers with respect to the clawback of annual cash incentive compensation paid or awarded in the employment agreement with Mr. Idol (see “Executive Compensation—Employment Agreements with Our Named Executive Officers”)

In addition, our long-term incentive award agreements provide additional protections related to the breach of post-employment covenants, which we view as a necessary element of our incentive program as it deters activities that would likely cause significant competitive harm to our business. The terms provide that all vested share-based awards will be forfeited automatically under the Incentive Plan upon a breach by executive of any of the post-employment covenants such as employee or customer non-solicitation or non-disclosure obligations to which they are subject. The executive would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach.
Share Ownership Guidelines
We believe that it is important for our executive officers to have a meaningful ownership stake in our Company in order to further align their financial interests with those of our shareholders, encouraging the creation of sustainable long-term growth. Guidelines are expressed as a multiple of salary, and newly appointed executive officers have five years from their date of hire to accumulate the required level. Compliance is determined annually based on share ownership as of the first day of the fiscal year, using the average share price for the preceding fiscal year. All NEOs employed as of the last day of the fiscal year were in compliance with their respective guideline as of the measurement date, except for Mr. Wilmotte who has until April 2028 to meet the guideline.

Share Ownership Guidelines and Compliance
Position	Ownership Guideline (Dollar value of shares as a multiple of salary(1)	Compliance
Chief Executive Officer	5.00	✓
Executive Vice President, Chief Financial Officer and Chief Operating Officer	3.00	✓
Senior Vice President, Chief People Officer	2.00	✓
Senior Vice President, General Counsel and Chief Sustainability Officer	2.00	✓
Chief Executive Officer — Michael Kors(2)	3.00	œ

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COMPENSATION DISCUSSION AND ANALYSIS	TABLE OF CONTENTS
1.Includes vested and unvested time-based RSUs, exercisable options whose strike price is greater than the Company’s share price as of the measurement date and other shares owned in private investment or savings plan accounts for purposes of determining compliance with the guidelines.
2.Mr. Wilmotte has until April 2028 to meet the guideline.
If an executive is not in compliance with the share ownership guidelines, they are expected to hold 50% of their after-tax shares as they vest until compliance is attained. For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”
ADDITIONAL INFORMATION
Severance Protection and Change in Control
In order to attract and retain the services of our NEOs and assure their continued service, the Company entered into employment agreements with each of them that specify the terms of employment, including certain compensation levels and certain severance benefits. For John D. Idol, cash severance pursuant to his employment agreement is equal to two-times the sum of base salary plus the annual cash incentive paid or payable in respect of the most recently completed fiscal year. For Thomas J. Edwards, Jr., Jenna Hendricks, Krista A. McDonough and Cedric Wilmotte, cash severance pursuant to their respective employment agreements is limited to one-times base salary plus the pro rata annual cash incentive award for the fiscal year in which the date of termination occurs based on (i) in the case of Mr. Edwards, Ms. Hendricks and Ms. McDonough, the actual level of performance during such fiscal year and (ii) in the case of Mr. Wilmotte, his target annual cash incentive.
The Company also entered into Change in Control Continuity Agreements (the “CIC Agreements”) with each of Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte in order to encourage the retention and focus of these executives in the event of any potential change in control, and to reflect contemporary market practice. Cash severance for these executives pursuant to the CIC Agreements is equal to two-times the sum of such executive’s annual base salary and target annual cash incentive. The payments and benefits provided under the CIC Agreements are “double trigger” and are not payable upon the termination of the executive officer’s employment for Cause, by a resignation by the executive officer without Good Reason or any termination of the executive officer’s employment prior to a “change in control” (in each case as defined in the CIC Agreements). Completion of the Merger will constitute a change in control under the CIC Agreements.
No NEO has any right to receive a tax gross up for any “golden parachute” excise tax. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size operating in the retail accessories and/or apparel industry. For a detailed description of the severance protections contained in each NEO’s employment agreement and the CIC Agreements, and the estimated amounts payable to each NEO in the event of termination or a change in control, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control.”
Additional terms related to a change in control are captured in our Incentive Plan provisions, including the accelerated vesting of long-term equity incentive awards upon certain terminations of employment occurring within 24 months following a change in control. Completion of the Merger will constitute a change in control under our Incentive Plan. For details regarding the effect of termination and change in control on outstanding equity awards, see “—Executive Summary—Compensation Matters Related to the Merger Agreement—Equity Treatment Under the Merger Agreement” and “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Equity Incentives Upon Termination or Change in Control.”

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TABLE OF CONTENTS	COMPENSATION DISCUSSION AND ANALYSIS
Good Reason Acknowledgments and Transition or New Arrangements with Tapestry
Under the Merger Agreement, Capri is permitted to enter into letter agreements with each of John D. Idol, Thomas J. Edwards, Jr., Jenna Hendricks and Krista A. McDonough that acknowledge that such executive officers shall have the right to terminate their employment for Good Reason upon or following the Effective Time under the terms of the Capri benefit plans applicable to such executive officer, unless he or she agrees with Tapestry to waive or delay their right to terminate employment for Good Reason for up to three months after the closing of the Merger (or a mutually agreed longer period). Any Merger NEO and directors who are retained to provide services to Tapestry or the surviving entity following the closing of the Merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Tapestry or its affiliates. As of the date of this proxy statement, no such letter agreements have been entered into with Capri or Tapestry.
Tax and Accounting Considerations
In designing our compensation and benefits programs, the Compensation and Talent Committee reviews and considers the tax treatment of amounts awarded or paid to our executives. We believe it is important that our Compensation and Talent Committee retains flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, and to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation and Talent Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and are in the best interests of the Company and its shareholders.
Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes a 20% additional tax and an interest penalty on the recipient of deferred compensation that does not comply with Section 409A. The Compensation and Talent Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and intends to structure any non-qualified deferred compensation plans or arrangements (including the Deferred Compensation Plan) to be exempt from or to comply with the requirements of Section 409A.
In addition, each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. GAAP. The financial statement impact of various compensation awards is an important factor that the Compensation and Talent Committee considers in determining the amount, form and design of each pay component for our executives.
Compensation and Talent Committee Report
The Compensation and Talent Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, the Compensation and Talent Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2024 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 30, 2024.

Compensation and Talent Committee	Jean Tomlin OBE (Chair), Marilyn Crouther, Robin Freestone, Mahesh Madhavan and Jane Thompson

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Compensation and Talent Committee Risk Assessment
Management periodically reviews with the Compensation and Talent Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our NEOs. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2024 compensation program, the Compensation and Talent Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The factors evaluated by management and the Compensation and Talent Committee included:
•the overall mix of pay between base salary, short-term and long-term incentives
•the variety of performance metrics used in our performance-based incentive compensation plans
•the range of performance required to earn a payout under performance-based compensation and capped payouts under our Incentive Plan
•the timing of incentive payouts and the vesting schedules and vesting conditions under our Incentive Plan
•our incentive compensation clawback policy
•the balance between the use of time-based and performance-based equity incentives
•share ownership guidelines for our non-employee directors and our executives
•our policy against buying Company shares on margin or engaging in any hedging transactions
•our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities
•our leadership and culture that values long-term value creation for our shareholders and strong financial performance
•its certification of all performance results, approval of all performance payouts, and ability to apply discretion as appropriate
When we are developing new compensation programs or modifying existing programs and selecting performance measures for annual and long-term incentives, management and the Compensation and Talent Committee consider the associated risks when making its decisions.

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Executive Compensation
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation earned by, awarded, or paid to each of our named executive officers for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John D. Idol Chairman and Chief Executive Officer	2024	1,350,000	—	8,499,971	—	540,000	146,658	10,536,629
	2023	1,350,000	—	8,500,044	—	4,320,000	161,769	14,331,813
	2022	1,215,000	—	8,500,021	—	4,860,000	162,810	14,737,831
Thomas J. Edwards, Jr. Executive Vice President, Chief Financial Officer and Chief Operating Officer	2024	800,000	—	3,000,020	—	160,000	9,150	3,969,170
	2023	800,000	—	3,000,010	—	1,280,000	8,700	5,088,710
	2022	745,000	—	3,000,023	—	1,500,000	8,550	5,253,573
Jenna Hendricks Senior Vice President, Chief People Officer	2024	500,000	—	1,749,981	—	50,000	17,783	2,317,764
	2023	500,000	—	1,499,958	—	400,000	15,876	2,415,834
	2022	476,667	—	1,499,984	—	500,000	12,340	2,488,991
Krista A. McDonough Senior Vice President, General Counsel and Chief Sustainability Officer	2024	550,000	—	1,749,981	—	55,000	9,150	2,364,131
	2023	550,000	—	1,499,958	—	440,000	8,700	2,498,658
	2022	533,333	—	1,499,984	—	550,000	8,550	2,591,867
Cedric Wilmotte(4) Chief Executive Officer - Michael Kors	2024	1,000,000	2,000,000	3,499,999	—	—	—	6,499,999

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EXECUTIVE COMPENSATION	TABLE OF CONTENTS
1.The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The aggregate grant date fair value is the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the NEOs will realize from the award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2024. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.
2.The amounts reported in this column were earned under our Cash Incentive Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive program, see “Compensation Discussion and Analysis—Fiscal 2024 Compensation—Incentive Compensation—Fiscal 2024 Annual Cash Incentive.”
3.For each of our NEOs, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.
4.Mr. Wilmotte was not a NEO for Fiscal 2023 or Fiscal 2022. Pursuant to Mr. Wilmotte’s employment agreement entered into in connection with his hiring, for Fiscal 2024, Mr. Wilmotte’s annual cash incentive was guaranteed at his maximum incentive opportunity and is reflected in the “Bonus” column.

All Other Compensation

Perquisite	Mr. Idol ($)	Mr. Edwards ($)	Ms. Hendricks ($)	Ms. McDonough ($)	Mr. Wilmotte ($)(4)
Transportation Benefit(1)
2024	30,085	—	—	—	—
2023	5,006	—	—	—	—
2022	30,365	—	—	—	—
401(k) Company Match
2024	9,150	9,150	9,150	9,150	—
2023	8,700	8,700	8,700	8,700	—
2022	8,550	8,550	8,550	8,550	—
Company Paid Life Insurance Premiums
2024	50,000	—	—	—	—
2023	50,000	—	—	—	—
2022	50,000	—	—	—	—
Other
2024	57,423(2)	—	8,633(3)	—	—
2023	98,063(2)	—	7,176(3)	—	—
2022	73,895(2)	—	3,790(3)	—	—
1.Represents the value of an automobile and driver provided on behalf of the Company to Mr. Idol for all fiscal years presented.
2.Represents (i) a foreign tax credit in the amount of $2,843 for Fiscal 2024, $1,874 for Fiscal 2023 and $1,874 for Fiscal 2022 and (ii) the aggregate incremental cost associated with personal use of the Company aircraft in the amount of $54,580 for Fiscal 2024, $96,189 for Fiscal 2023 and $72,022 for Fiscal 2022 for Mr. Idol.
3.Represents clothing allowance for Ms. Hendricks.
4.Mr. Wilmotte was not a NEO for Fiscal 2023 or Fiscal 2022.

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TABLE OF CONTENTS	EXECUTIVE COMPENSATION
FISCAL 2024 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information on potential payment opportunities in respect of Fiscal 2024 performance under our annual Cash Incentive Plan and equity awards granted during Fiscal 2024 under our Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(2)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum(($)		Threshold (#)	Target (#)	Maximum (#)
John D. Idol	RSUs	6/15/23	—	—	—		—	—	—	115,426	—	—	4,249,985
	PRSUs(3)	6/15/23	—	—	—		57,713	115,426	230,852	—	—	—	2,124,993
	Annual Cash Incentive Plan(4)	—	—	2,700,000	5,400,000		—	—	—	—	—	—	—

Thomas J. Edwards, Jr.	RSUs	6/15/23	—	—	—		—	—	—	40,739	—	—	1,500,010
	PRSUs(3)	6/15/23	—	—	—		20,370	40,739	81,478	—	—	—	750,005
	Annual Cash Incentive Plan(4)	—	—	800,000	1,600,000		—	—	—	—	—	—	—

Jenna Hendricks	RSUs	6/15/23	—	—	—		—	—	—	23,764	—	—	874,990
	PRSUs(3)	6/15/23	—	—	—		11,882	23,764	47,528	—	—	—	437,495
	Annual Cash Incentive Plan(4)	—	—	250,000	500,000		—	—	—	—	—	—	—

Krista A. McDonough	RSUs	6/15/23	—	—	—		—	—	—	23,764	—	—	874,990
	PRSUs(3)	6/15/23	—	—	—		11,882	23,764	47,528	—	—	—	437,495
	Annual Cash Incentive Plan(4)	—	—	275,000	550,000		—	—	—	—	—	—	—

Cedric Wilmotte	RSUs	6/15/23	—	—	—	—	—	—	—	95,057	—	—	3,499,999
	PRSUs(3)	6/15/23	—	—	—	—	—	—	—	—	—	—	—
	Annual Cash Incentive Plan(4)	—	—	1,000,000	2,000,000	—	—	—	—	—	—	—	—
1.The share-based awards reflected in this column were granted on June 15, 2023 and will vest in 1/4 installments on each of the first four anniversary dates following the grant date, except for Mr. Wilmotte whose share-based awards will vest in 1/3 installments on each of the first three anniversary dates following the grant date, in each case, subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan.

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EXECUTIVE COMPENSATION	TABLE OF CONTENTS
2.The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The aggregate grant date fair value is the amount that the Company expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value that the NEOs will realize from the award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2024. The value of the PRSUs included in the amount reported in this column is based on achieving threshold performance goals and represents 50% of the grant date fair value.
3.The PRSUs will vest after three years subject to attainment of pre-established performance goals that will be measured annually for each year in the performance period using a standard annual growth rate over the prior year actuals for each year measured, and subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan. The actual number of PRSUs earned at the end of the three year period ranges from 0% of the target number of shares originally awarded (for performance below established thresholds) to up to 200% of the target number of shares for maximum performance (interpolated based on actual level of attainment in accordance with the terms of our Incentive Plan).
4.Represents the range of possible cash payouts for Fiscal 2024 under the Cash Incentive Plan if performance metrics were attained at varying levels. If performance falls below the pre-established thresholds, the payout is $0. See “Compensation Discussion and Analysis—Fiscal 2024 Compensation—Incentive Compensation—Fiscal 2024 Annual Cash Incentive” for more information regarding cash incentive awards. Amounts actually earned for Fiscal 2024 are set forth in the Summary Compensation Table above.

EMPLOYMENT AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
John D. Idol
John D. Idol is employed pursuant to an employment agreement between the Company and him. Mr. Idol is not subject to a fixed term contract and his employment will continue pursuant to the employment agreement unless terminated by either party.
Pursuant to terms of his employment agreement, Mr. Idol serves as our Chairman and Chief Executive Officer, reporting to the Board of Directors. We must use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the Board. Upon termination of his employment for any reason, Mr. Idol will immediately resign from the Board and from other officer and director positions with the Company and its subsidiaries.
Mr. Idol is entitled to receive an annual base salary of at least $1.35 million. In addition, Mr. Idol is eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing Cash Incentive Plan which is a component of the Incentive Plan
The annual cash incentive payment is equal to a percentage of Mr. Idol’s then-current base salary with the incentive levels set at 0% for performance below established thresholds and 200% target – 400% maximum. Mr. Idol’s actual annual cash incentive will be interpolated based on the actual level of attainment with performance components, measures and target values established by the Compensation and Talent Committee. Except in limited circumstances, Mr. Idol must be employed by us on the date that the annual cash incentive is actually paid, which will be the same date that annual cash incentives are paid to our other senior executives that participate in the Cash Incentive Plan.
Mr. Idol will not accrue any vacation but he is entitled to take unlimited vacation so long as the vacation time does not interfere with his ability to complete his obligations under his employment agreement. Mr. Idol is entitled to participate in all employee benefit plans and programs generally available to our senior executives, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans. We pay the premiums, up to a maximum of $50,000 per annum in the aggregate, for Mr. Idol’s approximately $5.0 million whole life insurance and $500,000 term life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation to and from our offices and for business purposes as provided for in his employment agreement, and Mr. Idol is entitled to use our corporate aircraft in accordance with his Aircraft Time Sharing Agreement.
Mr. Idol has also agreed that during the term of his employment agreement he will not engage in or carry on any “Competitive Business” (as defined in his employment agreement); provided that he may own 10% or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business.

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TABLE OF CONTENTS	EXECUTIVE COMPENSATION
Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of his employment agreement and for as long thereafter as is practicable, we agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.
Mr. Idol has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of our proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Thomas J. Edwards, Jr.
Thomas J. Edwards, Jr. is employed as our Executive Vice President, Chief Financial Officer and Chief Operating Officer pursuant to an employment agreement between the Company and him. Mr. Edwards is not subject to a fixed term contract and his employment will continue pursuant to the employment agreement unless terminated by either party.
Mr. Edwards is entitled to receive a base salary of $800,000 per year. Mr. Edwards is eligible to receive an annual cash incentive based on a percentage of his then-current base salary (with the incentive levels set at 0% for below threshold performance –100% target – 200% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Mr. Edwards is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Mr. Edwards is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Edwards has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Jenna Hendricks
Jenna Hendricks is employed as our Senior Vice President, Chief People Officer pursuant to an employment agreement between her and the Company. Ms. Hendricks is not subject to a fixed term contract and her employment will continue pursuant to the employment agreement unless terminated by either party.
Ms. Hendricks receives a base salary of $500,000 per year. Ms. Hendricks is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 0% for below threshold performance – 50% target – 100% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Ms. Hendricks is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Ms. Hendricks receives an annual clothing allowance in the amount of $10,000 plus an additional clothing allowance of $15,000 for use at any time during the term.
Ms. Hendricks is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Hendricks has also agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

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Krista A. McDonough
Krista A. McDonough is employed as our Senior Vice President, General Counsel and Chief Sustainability Officer pursuant to an employment agreement between her and the Company. Ms. McDonough is not subject to a fixed term contract and her employment will continue pursuant to the employment agreement unless terminated by either party.
Ms. McDonough receives a base salary of $550,000 per year. Ms. McDonough is eligible to receive an annual cash incentive based on a percentage of her then-current base salary (with incentive levels set at 0% for below threshold performance – 50% target – 100% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Ms. McDonough is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans.
Ms. McDonough is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. McDonough has also agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Cedric Wilmotte
Pursuant to an employment agreement, effective as of April 3, 2023, between the Company and Cedric Wilmotte, Mr. Wilmotte serves as our Chief Executive Officer of Michael Kors.
Mr. Wilmotte receives a base salary of $1,000,000 per year. Mr. Wilmotte is eligible to receive an annual cash incentive based on a percentage of his then-current base salary (with the incentive levels set at 0% for below threshold performance – 100% target – 200% maximum) interpolated based on actual level of attainment in accordance with the terms of our Cash Incentive Plan. Notwithstanding the foregoing, Mr. Wilmotte’s annual cash incentive for Fiscal 2024 was guaranteed at 200% of Mr. Wilmotte’s base salary and payable to Mr. Wilmotte as follows: (i) $1,000,000 in the first pay period following his start date with the Company and (ii) $1,000,000 on June 30, 2024 or such earlier date as the Fiscal 2024 payment under the Cash Incentive Plan is actually paid to other similarly situated executives, in each case less applicable withholdings and deductions in accordance with the normal payroll practices of the Company. Mr. Wilmotte is also able to participate in all of our other benefit plans and programs, including, without limitation, health and 401(k) plans, deferred compensation plans and long-term equity incentive compensation plans. The Company has also agreed to pay or reimburse Mr. Wilmotte for reasonable and documented professional tax preparation expenses incurred by him in connection with the preparation of his personal U.S. income tax returns for calendar years 2023 and 2024 in an amount not to exceed $25,000 in each such calendar year. Reimbursement for these tax preparation expenses is a taxable benefit to Mr. Wilmotte.
Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Wilmotte with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, and we will also advance expenses incurred by Mr. Wilmotte in connection with any matter for which Mr. Wilmotte is entitled to indemnification. During the term of his employment agreement and for a period of three years thereafter, we agreed that Mr. Wilmotte will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement for similarly situated employees.
Mr. Wilmotte is obligated to maintain confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Wilmotte has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

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OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2024 for each named executive officer:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Yet Vested (#)(1)	Market Value of Shares or Units of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John D. Idol	61,249	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	216,472	9,806,182	—	—
	—	—	—	—	—	—	102,535	4,644,836
Thomas J. Edwards, Jr.	12,250	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	80,069	3,627,126	—	—
	—	—	—	—	—	—	36,189	1,639,362
Jenna Hendricks	—	—	—	—	23,096	1,046,249	—	—
	—	—	—	—	—	—	19,792	896,578
Krista A. McDonough	6,885	—	34.68	6/15/2024	—	—	—	—
	4,900	—	67.52	6/15/2025	—	—	—	—
	—	—	—	—	43,429	1,967,334	—	—
	—	—	—	—	—	—	19,792	896,578
Cedric Wilmotte	—	—	—	—	95,057	4,306,082	—	—
1.Reflects unvested RSUs that will vest 1/3 each year over three years on each of the first three anniversaries of the date of grant, except for the awards granted to Mr. Idol, Mr. Edwards, Ms. Hendricks and Ms. McDonough on June 15, 2023, which vest in equal installments over four years on the anniversary of the date of grant, in each case, subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan.
2.The aggregate market or payout value of unvested or unearned shares is based on $45.30, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2024 (the last business day of Fiscal 2024).
3.Reflects unearned PRSUs that will vest after three years subject to attainment of pre-established performance goals and subject to the NEO’s continued employment with the Company through the vesting date, unless the executive officer dies, becomes permanently disabled or is retirement eligible under the Incentive Plan. The actual number of PRSUs earned at the end of the three year period ranges from 0% of the target number of shares originally awarded (for performance below established thresholds) to up to 200% of the target number of shares for maximum performance (interpolated based on actual level of attainment in accordance with the terms of our Incentive Plan). The number of unearned PRSUs reported in this column is based on achieving threshold performance goals, which represents 50% of the shares originally subject to the award.

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Option Exercises and Shares Vested During Fiscal 2024

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Idol(1)	14,503	(188,394)	221,723	8,218,105
Thomas J. Edwards, Jr.	—	—	63,716	2,343,587
Jenna Hendricks(2)	—	—	43,185	1,842,315
Krista A. McDonough	—	—	37,679	1,385,717
Cedric Wilmotte	—	—	—	—
1.Reflects the exercise in June 2023 of options with a $49.88 exercise price granted in June 2016 that were scheduled to expire on June 15, 2023.
2.Pursuant to a letter agreement entered into with Ms. Hendricks on December 15, 2023, for purposes of reducing or eliminating the excise tax imposed under Sections 280G and 4999 of the Code that would be imposed on amounts payable to Ms. Hendricks and preserving certain compensation-related tax deductions in connection with the consummation of the transactions contemplated by the Merger Agreement, certain time-based RSU awards that were otherwise scheduled to vest in June 2024 (or Fiscal 2025) were vested in calendar 2023 (or Fiscal 2024) subject to repayment under certain circumstances. See “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement—Tax Mitigating Actions.”
Fiscal 2024 Non-Qualified Deferred Compensation

Name	Executive Contributions ($) in Last FY(1) (2024)	Registrant Contributions ($) in Last FY(2) (2024)	Aggregate Earnings/(Losses) ($) in Last FY(3) (2024)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance ($) at Last FYE (2024)(4)
John D. Idol	—	—	—	—	—
Thomas J. Edwards, Jr.	—	—	—	—	—
Jenna Hendricks	80,000	—	38,817	—	272,139
Krista A. McDonough	43,542	—	36,090	—	254,527
Cedric Wilmotte	—	—	—	—	—
1.Amounts shown in this column represent elective salary and/or annual cash incentive deferrals made by NEOs into the Deferred Compensation Plan in Fiscal 2024. All contributions shown are also reported as “Salary” and/or “Non-Equity Incentive Plan Compensation,” as applicable, for Fiscal 2024 in the Summary Compensation Table.
2.In Fiscal 2024, the Company did not make any matching contributions to the accounts of employees who participated in the Deferred Compensation Plan.
3.Amounts shown in this column represent total investment earnings (losses) under the Deferred Compensation Plan. The Deferred Compensation Plan does not pay above-market or preferential earnings on compensation that is deferred, and the amounts shown in this column are not reported as compensation in the Summary Compensation Table.
4.The aggregate balance in this column includes contributions, net of withdrawals and distributions, and total investment earnings (losses) for each NEO under the Deferred Compensation Plan in Fiscal 2024. Amounts shown in this column include amounts that were reported as compensation in the Summary Compensation Table to the extent that such amounts were contributed by the executive or the Company but not to the extent that such amounts represent earnings (losses). See Note (3) above.
See “Compensation Discussion and Analysis—Fiscal 2024 Compensation—Other Compensation” for a description of the Deferred Compensation Plan.

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Potential Payments Upon Termination of Employment or Change in Control
Severance Benefits
John D. Idol
Mr. Idol’s employment agreement continues until it is terminated in accordance with its terms. Mr. Idol agreed not to terminate his employment for any reason (other than Good Reason (as defined in his employment agreement)) without giving the Company at least six months’ notice.
Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “Total Disability” (as defined in his employment agreement) or with Good Reason, subject to certain notice and cure rights. We may terminate Mr. Idol’s employment for Cause (as defined in his employment agreement) upon 10 days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board must approve his dismissal.
If Mr. Idol’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his annual cash incentive (as described under “—Employment Agreements with Our Named Executive Officers—John D. Idol”) that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two times (i) the sum of his then-current base salary and (ii) the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a Total Disability, in addition to the accrued benefits referenced above, Mr. Idol (or his estate, as applicable) is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for Cause, he is not entitled to receive any compensation or benefits other than for accrued benefits (including base salary earned but not yet paid, vested equity, his annual cash incentive with respect to any performance period that has been completed prior to the termination date, and such other accrued obligations as defined in his employment agreement).
“Good Reason” is defined in Mr. Idol’s employment agreement as:
•the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position,
•the Company’s failure to perform substantially any material term of his employment agreement and such failure, if curable, is not cured within 30 days after the Company receives notice of the breach,
•his office is relocated more than 50 miles from his then-current office,
•the employment agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan),
•his duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by him and approved by the Board, including any succession planning initiated and recommended by him,
•he is involuntarily removed from the Board (other than in connection with a termination for Cause, voluntary termination without Good Reason, death or Total Disability), or
•subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from him and sufficient time to cease such involvement, the Board continues to do so.

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“Cause” is defined in Mr. Idol’s employment agreement as Mr. Idol’s:
•gross negligence, willful misconduct or dishonesty in performing his duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries, or
•breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.
Thomas J. Edwards, Jr.
Mr. Edwards’ employment agreement continues until it is terminated in accordance with its terms. Mr. Edwards has agreed not to terminate his employment for any reason (other than Good Reason (as defined in his employment agreement)) without giving the Company at least 90 days’ notice.
If Mr. Edwards’ employment is terminated by us without Cause (as defined in his employment agreement) or by Mr. Edwards for Good Reason (as defined in his employment agreement), he will be entitled to 12-months of base salary continuation at his then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and his prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to his execution of a release of claims.
“Good Reason” is defined in Mr. Edwards’ employment agreement as:
•a significant reduction of his duties or responsibilities relating to his position except with respect to any action initiated or recommended by him and approved by the Company,
•the assignment to him of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his position,
•a reduction in base salary,
•his office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under his employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” is defined in Mr. Edwards’ employment agreement as Mr. Edwards’:
•gross negligence, willful misconduct or dishonesty in performing his duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in his employment agreement; provided that, if such breach is curable, Mr. Edwards shall have an opportunity to correct such breach within 30 days following notice.

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Jenna Hendricks
Ms. Hendricks employment agreement continues until it is terminated in accordance with its terms. Ms. Hendricks has agreed not to terminate her employment for any reason (other than Good Reason (as defined in her employment agreement)) without giving the Company at least 90 days’ notice.
If Ms. Hendricks’ employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. Hendricks for Good Reason (as defined in her employment agreement), she will be entitled to 12-months of base salary continuation at her then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and her prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to her execution of a release of claims.
“Good Reason” is defined in Ms. Hendricks’ employment agreement as:
•a significant reduction of her duties or responsibilities relating to her position except with respect to any action initiated or recommended by her and approved by the Company,
•the assignment to her of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of her position,
•a reduction in base salary,
•her office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under her employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” is defined in Ms. Hendricks’ employment agreement as Ms. Hendricks’:
•gross negligence, willful misconduct or dishonesty in performing her duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in her employment agreement; provided that, if such breach is curable, Ms. Hendricks shall have an opportunity to correct such breach within 30 days following notice.
Krista A. McDonough
Ms. McDonough’s employment agreement continues until it is terminated in accordance with its terms. Ms. McDonough has agreed not to terminate her employment for any reason (other than Good Reason (as defined in her employment agreement)) without giving the Company at least 90 days’ notice.
If Ms. McDonough’s employment is terminated by us without Cause (as defined in her employment agreement) or by Ms. McDonough for Good Reason (as defined in her employment agreement), she will be entitled to 12-months of base salary continuation at her then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and her prorated annual cash incentive for the fiscal year in which the termination date occurs, subject to her execution of a release of claims.
“Good Reason” is defined in Ms. McDonough’s employment agreement as:
•a significant reduction of her duties or responsibilities relating to her position except with respect to any action initiated or recommended by her and approved by the Company,
•the assignment to her of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of her position,

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•a reduction in base salary,
•her office is relocated more than 50 miles from its location immediately prior to such relocation, or
•a material breach by the Company of its obligations under her employment agreement, in each case, that the Company has failed to cure (as determined by the Company acting in good faith) within 30 days following notice.
“Cause” is defined in Ms. McDonough’s employment agreement as Ms. McDonough’s:
•gross negligence, willful misconduct or dishonesty in performing her duties,
•conviction of a felony (other than a felony involving a traffic violation),
•commission of a felony involving a fraud or other business crime against the Company, or
•material breach of the confidentiality, non-solicit and non-disparagement covenants contained in her employment agreement; provided that, if such breach is curable, Ms. McDonough shall have an opportunity to correct such breach within 30 days following notice.
Cedric Wilmotte
Mr. Wilmotte’s employment agreement continues until it is terminated in accordance with its terms. Mr. Wilmotte has agreed not to terminate his employment for any reason (other than Good Reason (as defined in his employment agreement)) without giving the Company at least six months’ notice.
If Mr. Wilmotte’s employment is terminated by us without Cause (as defined in his employment agreement) or by Mr Wilmotte for Good Reason (as defined in his employment agreement), he will be entitled to 12-months of base salary continuation at his then-current base salary payable in equal installments over such one-year period consistent with our payroll practice, continuation of medical, dental and vision benefits for that same period, and his prorated target annual cash incentive for the fiscal year in which the termination date occurs, subject to his execution of a release of claims.
“Good Reason” is defined in Mr. Wilmotte’s employment agreement as:
•the elimination of his position or any other action by the Company that significantly reduces or materially interferes with his duties, responsibilities or authority to a level inconsistent with industry standard practice as it relates to his position, excluding isolated, insubstantial or inadvertent action by the Company not taken in bad faith,
•a material breach by the Company of its obligations under his agreement,
•a change in his title or a change in his reporting such that he no longer reports to the CEO of the Company,
•his involuntary relocation to an office more than 50 miles outside of New York City, in each case, that the Company has failed to cure within 30 days following notice, or
•in the event of a change in control, failure of the surviving entity to assume in writing the obligations under his agreement.
“Cause” is defined in Mr. Wilmotte’s employment agreement as Mr. Wilmotte’s:
•material breach of his obligations under his employment agreement (including an unreasonable refusal to substantially perform his duties that he has failed to cure (as determined by the Company acting in good faith) within 30 days following written notice of such breach,
•gross negligence, willful misconduct or fraud in performing his duties, or
•indictment of, or plea of nolo contendere to, a felony.

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Change in Control Benefits
Generally
As a general matter, we do not provide our NEOs with any single-trigger change in control payments or benefits. If a change in control were to have occurred on March 30, 2024, and none of our NEOs had a qualifying termination event, there would have been no payments due to our named executive officers under their respective agreements or the Incentive Plan (assuming assumption of the agreements and awards (or substitution of the awards on a substantially equivalent basis) by the successor-entity to the Company following a change in control). Notwithstanding the foregoing, the Merger constitutes a change in control under the Incentive Plan and our NEOs respective agreements, and certain single-trigger payments may be made solely in connection therewith pursuant to, and in accordance with, the terms agreed with Tapestry. See “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement.”
Employment or Similar Agreements
Pursuant to his employment agreement, Mr. Idol may resign for Good Reason if his employment agreement is not assumed by the successor-entity to the Company following a change in control and he would be entitled to the the severance benefits described under “—Severance Benefits—John D. Idol” above.
Thomas J. Edwards, Jr., Jenna Hendricks, Krista A. McDonough and Cedric Wilmotte (the “CIC Executive Officers”) are entitled to severance protections pursuant to their respective CIC Agreements. The CIC Agreements provide for an initial two-year term that will renew automatically for additional years commencing on the first anniversary of the effective date and each annual anniversary thereafter, unless notice of nonrenewal is provided. The CIC Agreements become effective on a change in control of the Company and remain in effect for a two-year protected period thereafter. During such two-year period, each of the CIC Executives would generally be entitled to compensation and benefits consistent with those applicable prior to the change in control, and if the CIC Executive’s employment is terminated by the Company without Cause (as defined in the CIC Agreement) (and other than by reason of death or disability) or by the CIC Executive for Good Reason (as defined in the CIC Agreement), the CIC Executive would be entitled to receive the following payments and benefits, subject to an effective release of claims against the Company and its affiliates: (i) an amount equal to two-times the sum of such CIC Executive’s annual base salary and target annual cash incentive; (ii) a prorated target annual cash incentive for the portion of the Company’s fiscal year elapsed prior to the date of termination; (iii) a payment equal to the cost of the monthly COBRA premiums for group health care plan coverage for a period of 24 months; (iv) outplacement services up to a maximum cost of $25,000; and (v) in the case of Mr. Wilmotte, reimbursement of up to $350,000 for the actual liability incurred by him in terminating his residential lease in New York City (subject to his providing sufficient supporting documentation of such liability). If the CIC Executive’s employment is terminated during the protected period following a change in control due to death or disability, the CIC Executive would not be entitled to the benefits described above, but would be entitled to receive a prorated annual cash incentive based on such CIC Executive’s target annual cash incentive opportunity and death or disability benefits not less than those provided prior to the change in control. The payments and benefits under the CIC Agreements will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Code, unless the CIC Executive would be better off on an after-tax basis receiving all such payments and benefits and paying their own excise tax. The CIC Agreements do not provide for an excise tax gross-up and include perpetual confidentiality and non-disparagement covenants, and non-solicitation covenants that apply while the CIC Executive is employed and for two years thereafter.
The Merger will constitute a change in control under the CIC Agreements.

“Good Reason” is defined in the CIC Agreements as actions taken by the Company resulting in a material negative change in the employment relationship which includes:

•the assignment to CIC Executive of duties or responsibilities that are inconsistent in any material respect with CIC Executive’s position, a material diminution in CIC Executive’s position, or a material diminution in the budget over which CIC Executive retains authority,

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•a material diminution in the duties of the person to whom CIC Executive is required to report, including a requirement that CIC Executive report to an officer other than the Chief Executive Officer of the Company (or, if the Company is not the ultimate parent entity of the Company and is not publicly traded, the Chief Executive Officer of the ultimate parent of the Company),
•failure to provide, in all material respects, any elements of compensation and benefits required to be provided to CIC Executive, including any decrease in annual base salary,
•requiring CIC Executive to be based at any office or location 50 miles or more from CIC Executive’s then-current location, or
•any other action or inaction that constitutes a material breach by the Company of the CIC Agreement, including any failure by the Company to require any successor to assume the CIC Agreement.

“Cause” is defined in the CIC Agreements in a manner generally consistent with the definition of Cause in each CIC Executive’s employment agreement.

Under the Merger Agreement, Capri is permitted to enter into letter agreements with the Merger NEOs that acknowledge that such executive officers shall have the right to terminate their employment for Good Reason upon or following the Effective Time and receive the severance protections under the terms of the Capri benefit plans applicable to such executive officer, unless he or she agrees with Tapestry to waive or delay their right to terminate employment for Good Reason for up to three months after the closing of the Merger (or a mutually agreed longer period). As of the date of this proxy statement, no such letter agreements have been entered into with Capri or Tapestry. See “Compensation Discussion and Analysis—Good Reason Acknowledgments and Transition or New Arrangements with Tapestry.”
Incentive Plan
Under the Company’s Incentive Plan, there is no single-trigger accelerated vesting of any awards issued, unless the successor company does not assume (or substitute on a substantially equivalent basis) the awards. In the event of a change in control of the Company, with respect to each outstanding award under the Incentive Plan, such outstanding award will, except as otherwise set forth in the Incentive Plan, continue in effect, or be assumed or an equivalent award substituted by a successor company, and the portion of any such award subject to performance-based vesting (including, without limitation, any PRSUs) will have any performance goals or other performance-based conditions deemed to be achieved at the target level of performance and any performance period deemed to have expired, but will continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the award immediately prior to the change in control without any performance-based condition. Except as otherwise provided in an individual award agreement, in the event of a change in control in which the successor assumes, substitutes or continues an award, if executive’s employment is terminated by us without Cause or by the executive for Good Reason (each as defined in the applicable award agreement which refers to the definition in the Company's employment or similar agreement with executive) within 24 months following a change in control, all unvested share options will immediately vest and become fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement) and all unvested RSUs will fully vest and all restrictions, limitations and conditions will lapse.
A “change in control” is generally defined in the CIC Agreements and Incentive Plan as:
•during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board,
•the acquisition by a third party of securities representing 30% or more of the voting power of the Company,
•the consummation of a merger, consolidation or similar corporate transaction that requires approval of the Company’s shareholders, unless: (i) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (ii) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (iii) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction, or
•the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.

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The Merger will constitute a change in control under the Incentive Plan and outstanding awards will be treated as described above under “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement—Equity Treatment Under the Merger Agreement.”

No Tax Gross Ups
No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the Code, or any other U.S. federal, state or local income tax. For tax mitigating actions taken in connection with the Merger, see “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement—Tax Mitigating Actions.”
Treatment of Long-Term Equity Incentives Upon Termination or Change in Control
In general, unless stated otherwise in an employment agreement or individual award agreement, the share options and other share-based awards granted to our NEOs under the Incentive Plan would have been treated as follows in the event of termination or change in control in Fiscal 2024:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (No Grounds for Company to Terminate for Cause)	•Unvested share options, RSUs and PRSUs are forfeited •Vested share options are exercisable for 30 days following termination
By Company without Cause	•Unvested share options, RSUs and PRSUs are forfeited •Vested share options are exercisable for 90 days following termination
By Company for Cause	•Vested but unexercised share options and unvested share options are forfeited and unvested RSUs and PRSUs are forfeited
Death or Disability
•All unvested share options and RSUs will vest in full and unvested PRSUs will vest at target
•Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability (or, if earlier, the expiration date set forth in the applicable award agreement)

Retirement (at least age 60 plus at least 10 years of service)
•Unvested share options and RSUs will continue to vest on the applicable vesting schedule
•Unvested PRSUs will vest at the end of the performance period based on actual performance on a pro rata basis based on the number of completed months worked during the performance period
•Vested share options are exercisable for four years following retirement (or, if earlier, the expiration date set forth in the applicable award agreement)

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive with Good Reason
•Vesting of unvested share options will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)
•Unvested RSUs will fully vest and all restrictions, limitations and conditions will lapse

Change in Control without Termination
•There is no single-trigger accelerated vesting of any awards issued to date, unless the successor corporation does not assume (or substitute on a substantially equivalent basis) the awards
•Unvested PRSUs will vest at target and any performance conditions and performance periods will lapse, but the awards will continue to be subject to time-based vesting in accordance with the same time-based vesting schedule that applied to the award immediately prior to the change in control

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For a description of the treatment of outstanding equity awards under the Merger Agreement, see “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement—Equity Treatment under the Merger Agreement.”

Potential Payments Upon Termination of Employment and Change in Control Table
The Potential Payments Upon Termination of Employment and Change in Control Tables below set forth the estimated potential payments and benefits that would be payable to each of the named executive officers that were employed on the last day of Fiscal 2024 in the event of a termination of employment or change in control of the Company as of March 30, 2024 (the last day of Fiscal 2024). The amounts presented in the tables below assume all accrued obligations (including base salary earned but not yet paid, vested equity, any annual cash incentive with respect to any performance period that has been completed prior to the termination date or change in control, and any other accrued obligations as defined in an executive’s employment agreement) have been paid as of the termination of employment and/or change in control date. Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive certain other amounts or accrued benefits, including any vested balance in their 401(k) plan or deferred compensation plan.
The Merger will constitute a change in control under our Incentive Plan and applicable employment or similar agreements. The amounts in the table below reflect assumptions that may or may not actually occur or be accurate on the relevant date, including the effective date of any termination or change in control transaction (including the Merger), and are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts that would actually be paid or payable to our NEOs upon an actual termination of employment and/or change in control transaction (including the Merger) will depend on the circumstances and timing of such event and may materially differ from the amounts set forth below.

John Idol	Voluntary Termination ($)	Retirement ($)	Disability ($)	Death ($)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	Merger Single Trigger Payments ($)(6)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(1)	—	—	—	—	—	11,340,000	—	11,340,000
Annual Incentive Compensation(2)	—	—	540,000	540,000	—	540,000	—	540,000
Special Bonus Award(3)	—	—	—	—	—	—	1,350,000	—
Benefits(4)	—	—	—	5,500,000	—	—	—	—
Vesting of Annual Long-Term Incentives(5)	14,451,017	14,451,017	14,451,017	14,451,017	—	14,451,017	19,641,706	15,609,987
Total	14,451,017	14,451,017	14,991,017	20,491,017	0	26,331,017	20,991,706	27,489,987

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Thomas J. Edwards, Jr.	Voluntary Termination ($)	Retirement ($)	Disability ($)(11)	Death ($)(11)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	Merger Single Trigger Payments ($)(6)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(7)	—	—	—	—	—	800,000	—	3,200,000
Annual Incentive Compensation(8)	—	—	—	—	—	160,000	—	160,000
Special Bonus Award(3)	—	—	—	—	—	—	800,000	—
Benefits(9)	—	—	—	—	—	14,688	—	75,371
Vesting of Annual Long-Term Incentives(10)	—	—	5,266,487	5,266,487	—	—	7,141,397	5,675,531
Total	0	0	5,266,487	5,266,487	0	974,688	7,941,397	9,110,902

Jenna Hendricks	Voluntary Termination ($)	Retirement ($)	Disability ($)(11)	Death ($)(11)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	Merger Single Trigger Payments ($)(6)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(7)	—	—	—	—	—	500,000	—	1,500,000
Annual Incentive Compensation(8)	—	—	—	—	—	50,000	—	50,000
Special Bonus Award(3)	—	—	—	—	—	—	500,000	—
Benefits(9)	—	—	—	—	—	602	—	27,271
Vesting of Annual Long-Term Incentives(10)	—	—	1,942,826	1,942,826	—	—	2,669,671	2,121,686
Total	0	0	1,942,826	1,942,826	0	550,602	3,169,671	3,698,957

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Krista A. McDonough	Voluntary Termination ($)	Retirement ($)	Disability ($)(11)	Death ($)(11)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	Merger Single Trigger Payments ($)(6)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(7)	—	—	—	—	—	550,000	—	1,650,000
Annual Incentive Compensation(8)	—	—	—	—	—	55,000	—	55,000
Special Bonus Award(3)	—	—	—	—	—	—	550,000	—
Benefits(9)	—	—	—	—	—	22,214	—	99,851
Vesting of Annual Long-Term Incentives(10)	—	—	2,863,911	2,863,911	—	—	3,828,652	3,042,771
Total	0	0	2,863,911	2,863,911	0	627,214	4,378,652	4,847,622

Cedric Wilmotte	Voluntary Termination ($)	Retirement ($)	Disability ($)(11)	Death ($)(11)	Cause ($)	By the Company Without Cause or by Executive with Good Reason ($)	Merger Single Trigger Payments ($)(6)	By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control ($)
Cash Severance(7)	—	—	—	—	—	1,000,000	—	4,000,000
Annual Incentive Compensation(8)	—	—	—	—	—	1,000,000	—	1,000,000
Special Bonus Award(3)	—	—	—	—	—	—	1,000,000	—
Benefits(9)	—	—	—	—	—	18,800	—	451,177
Vesting of Annual Long-Term Incentives(10)	—	—	4,306,082	4,306,082	—	—	5,418,249	4,306,082
Total	0	0	4,306,082	4,306,082	0	2,018,800	6,418,249	9,757,259
1.Pursuant to the terms of Mr. Idol’s employment agreement, reflects severance pay equal to two times the sum of: (i) Mr. Idol's base salary as in effect on the last day of Fiscal 2024 and (ii) the annual cash incentive paid to him with respect to the Company’s last full fiscal year ended prior to the termination date (Fiscal 2023), payable in a single lump sum within 30 days following the date of termination. Because termination is assumed to have occurred on the last day of Fiscal 2024, the amounts presented in this row assume all accrued obligations under Mr. Idol’s employment agreement have been paid.

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2.Represents payment of the annual cash incentive for Fiscal 2024 which executive is entitled to pursuant to his employment agreement in the event of death or Total Disability (as defined in his employment agreement) or upon a termination by the Company without Cause or by Mr. Idol for Good Reason. Because termination is assumed to have occurred on the last day of Fiscal 2024, the amounts presented in this row assume all accrued obligations with respect to any cash incentive payment for a completed fiscal period which may be due and owing to Mr. Idol under other termination scenarios under his employment agreement have been paid.
3.Pursuant to letter agreements with each NEO entered into in connection with the Merger Agreement, and subject to executive actively working toward the completion of all requirements necessary to consummate the Merger and remaining employed through the closing of the Merger, the NEO will receive a special one-time cash bonus equal to their current base salary. See “Compensation Discussion and Analysis—Executive Summary—Compensation Related to Merger Agreement—Special Bonus Awards.”
4.Mr. Idol is entitled to a death benefit of $5.0 million and $500,000 under his whole life insurance policy and term life insurance policy, respectively.
5.Excludes awards that are already vested as of March 30, 2024. Mr. Idol is retirement eligible under the Incentive Plan and the amount in this row represents the value associated with the acceleration or continuation (as the case may be) pursuant to the terms of the Incentive Plan of the vesting of equity awards set forth in the Outstanding Equity Awards at 2024 Fiscal Year End table, using $45.30 per share, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2024 (the last business day of Fiscal 2024) and assumes threshold performance with respect to PRSUs. With respect to the amounts set forth under the columns “Merger Single Trigger Payments” and “By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control,” the PRSU amounts reflect target performance for all performance periods that have not yet been completed. For the “Merger Single Trigger Payments” column only, the accelerated vesting of annual long-term incentives were calculated using $57.00 per share, which is the Merger Consideration.
6.For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger pursuant to, and in accordance with, the terms agreed with Tapestry.
7.Pursuant to the terms of executive’s employment agreement, reflects severance pay equal to 12 months of executive’s base salary as in effect on the last day of Fiscal 2024 payable in equal installments over a one-year period consistent with our payroll practices. In the event of a qualifying termination event within 24 for months of a Change in Control (as defined in executive’s CIC Agreement), executive is entitled to severance pay equal to two-times the sum of executive’s annual base salary and target annual cash incentive Because termination is assumed to have occurred on the last day of Fiscal 2024, the amounts presented in this row assume all accrued obligations under executive’s employment agreement or CIC Agreement, as applicable, have been paid.
8.Represents payment of the annual cash incentive for Fiscal 2024 which executive is entitled to pursuant to their employment agreement upon a termination by the Company without Cause or by executive for Good Reason. For Mr. Wilmotte, this amount reflects only the portion of his guaranteed annual incentive not yet paid as of the last day of the fiscal year.
9.Represents the cost of continuation of medical, dental, and vision benefits for executive for one year, or in the case of a termination by the Company without Cause or by executive for Good Reason within 24 months following a change of control (including the Merger), the cost of monthly COBRA premiums for group health care plan coverage for 24 months. Assumes costs will be equal to our cost for equivalent benefits in Fiscal 2024. These costs may change annually. Also includes $25,000 for outplacement services if executive is terminated by the Company without Cause or by executive for Good Reason within 24 months following a change of control (including the Merger). For Mr. Wilmotte, this row additionally assumes maximum reimbursement of up to $350,000 for the actual liability incurred by him in terminating his New York City residential lease.
10.Excludes awards that are already vested as of March 30, 2024. Represents the value of accelerated vesting for awards that will become fully vested and exercisable based on the amounts set forth in the Outstanding Equity Awards at 2024 Fiscal Year End table, using $45.30 per share, which is the closing price of the Company’s ordinary shares on the NYSE on March 28, 2024 (the last business day of Fiscal 2024) and assumes threshold performance with respect to PRSUs. With respect to the amounts set forth under the columns “Merger Single Trigger Payments” and “By the Company Without Cause or by Executive with Good Reason on or within 24 months of Change in Control,” the PRSU amounts reflect target performance for all performance periods that have not yet been completed. For the “Merger Single Trigger Payments” column only, the accelerated vesting of annual long-term incentives were calculated using $57.00 per share, which is the Merger Consideration.
11.Assumes termination due to death or disability occurs prior to any change in control (including the Merger). Pursuant to the CIC Agreements, if executive’s employment is terminated within two years following a change in control due to death or disability, executive would not be entitled to payment for medical, dental and vision benefits, but would be entitled to receive a prorated annual cash incentive based on such executive’s target annual cash incentive opportunity and death and disability benefits not less than those provided prior to the change in control.

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CEO Pay Ratio
Presented below is the ratio of the annual total compensation paid to John D. Idol, our Chief Executive Officer, in Fiscal 2024 to the annual total compensation of our median employee, excluding Mr. Idol’s compensation. This ratio is a reasonable estimate calculated in compliance with Item 402(u) of Regulation S-K of the Securities Act.
Methodology
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” were as follows:
•We selected February 1, 2024 as the date on which to determine our median employee.
•As of the determination date, we employed approximately 14,067 employees, consisting of approximately 9,595 full-time employees and approximately 4,472 part-time employees. Approximately 11,080 of our total employees as of the determination date were engaged in retail selling or administrative positions.
•We relied on the de minimis exemption provided for under the pay ratio disclosure rules which permit us to exclude non-U.S. employees constituting less than 5% of the total employee population from the median employee calculation.
◦We excluded 711 employees (representing 4.81% of our total employee population, excluding the CEO, as of February 1, 2024) from 13 countries as follows: 459 employees in Spain, 8 employees in Lithuania, 144 employees in Taiwan, 9 employees in Latvia, 9 employees in Romania, 7 employees in Costa Rica, 22 employees in Panama, 6 employees in Dominican Republic, 17 employees in Chile, 13 employees in Columbia, 5 employees in Aruba, 7 employees in Barbados and 5 employees in Saint Maarten.
•We analyzed the actual total earnings compiled from our payroll records for the one-year period ending December 31, 2023 to determine the median employee. Actual earnings included base pay, overtime compensation, bonuses and other incentive pay (including commissions, fringe benefits and 401(k) match).
◦We annualized the compensation of the employees who were hired during the applicable period, but who did not work for us during the entire 12 months.
◦We did not make any cost-of-living adjustments to adjust for employees living outside of New York City.
◦For employees in foreign jurisdictions, we converted amounts paid in local currencies to U.S. dollars using the exchange rate as of February 1, 2024.
Calculation
•We determined that our median employee was a part-time, hourly retail sales assistant located in the United States.
•The estimated annual total compensation for our median employee was $31,447.
•Fiscal 2024 annual total compensation for our Chief Executive Officer as set forth in the Summary Compensation Table was $10,536,629.
•The estimated ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for Fiscal 2024 was 335 to 1.

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Pay Versus Performance
In accordance with SEC rules, the following table sets forth information with respect to how compensation actually paid to our NEOs aligns with company performance. “Compensation actually paid” (or CAP) is an SEC-defined term that does not necessarily reflect the amounts ultimately realized by the NEOs or how the Compensation and Talent Committee views the link between company performance and NEO compensation. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made in the last completed fiscal year is described above in our “Compensation Discussion and Analysis.” In addition, a significant portion of compensation actually paid relates to changes in fair value of unvested equity awards over the course of each year. Unvested equity awards remain subject to risk from forfeiture and vesting conditions and possible future declines in value based on changes in the price of our ordinary shares. The ultimate values actually realized by our NEOs from unvested equity awards cannot be determined until the awards vest.
The following table provides information regarding compensation actually paid to our Chief Executive Officer, also referred to as our Principal Executive Officer, or PEO, and the other NEOs for each year from Fiscal 2021 to 2024, compared to our total shareholder return (TSR) and our peer group TSR as well our Net Income and Adjusted Free Cash Flow for the applicable fiscal year.
Pay Versus Performance Table

	Summary Compensation Table Total for PEO($)(b)(1)	Compensation Actually Paid to PEO($)(c)(2)	Average Summary Compensation Table Total for Non-PEO NEOs($)(d)(1)	Average Compensation Actually Paid to Non-PEO NEOs($)(e)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income($)(h)(6)	Adjusted Free Cash Flow($)(i)(7)
Year (a)					Total Shareholder Return($)(f)(4)	Peer Group Total Shareholder Return($)(g)(5)
2024	10,536,629	9,772,501	3,787,766	3,469,234	388.17	81.73	(229,000,000)	120,000,000
2023	14,331,813	10,961,037	2,537,098	2,219,512	402.74	98.52	616,000,000	715,000,000
2022	14,737,831	15,510,572	5,781,103	5,579,572	436.93	145.97	822,000,000	573,000,000
2021	8,193,425	32,610,713	1,849,249	6,935,898	429.99	191.02	(62,000,000)	807,000,000
1.Column (b) contains compensation amounts reported in the “Total” column of the Summary Compensation Table (“SCT”) for Mr. Idol, our Chief Executive Officer for each of the years listed. Column (d) contains the average of compensation amounts reported in the “Total” column of the Summary Compensation Table for our NEOs other than our Chief Executive Officer (“Non-PEO NEOs”) for each of the years listed. The Non-PEO NEOs for each applicable fiscal year are as follows:
2024: Mr. Edwards, Ms. Hendricks, Ms. McDonough and Mr. Wilmotte
2023: Mr. Edwards, Ms. Hendricks, Ms. McDonough and Daniel Purefoy, our former SVP, Global Operations and Head of Diversity and
Inclusion (who served for four months of Fiscal 2023)

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2022: Mr. Edwards, Ms. Hendricks, Ms. McDonough, Mr. Purefoy and Joshua Schulman, our former Chief Executive Officer of Michael Kors (who served for approximately seven months of Fiscal 2022)
2021: Mr. Edwards, Ms. McDonough and Mr. Purefoy

2.Compensation actually paid to our PEO in each of the years listed as reflected in column (c) reflects the amount set forth in column (b) of the table above adjusted in accordance with SEC rules. The dollar amounts in column (c) do not reflect the actual amount of compensation earned or paid to our PEO in the applicable fiscal year. The adjustments made to our PEO’s total compensation for Fiscal 2024 to determine CAP are shown in the table below.

2024 ($)
Summary Compensation Table Total for PEO	10,536,629
Minus Changes in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(a)	—
Minus Grant Date Fair Value of Stock Options and Stock Awards Granted in a Fiscal Year(b)	8,499,971
Plus Fair Value at Fiscal Year-End of Outstanding Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	10,218,049
Plus / (Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	(333,163)
Plus / (Minus) Change in Fair Value of Vesting Date of Stock Option and Stock Awards Granted in Years Prior for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	(2,149,044)
Minus Fair Value as of Prior Fiscal Year End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	—
Compensation Actually Paid to PEO	9,772,501

(a)	We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Accordingly, the adjustments with respect to such items prescribed by the pay versus performance rules are not relevant to our analysis and no adjustments have been made.

(b)	The amounts reflect the aggregate grant date fair value reported in the “Share Awards” and “Option Awards” columns in the SCT for the applicable fiscal year.

(c)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our PEO were remeasured at the end of each fiscal year, and as of the vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. See Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2024.

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3.The average compensation actually paid to our Non-PEO NEOs in each of the years listed as reflected in column (e) reflects the amount set forth in column (d) of the table above adjusted in accordance with SEC rules. The dollar amounts in column (e) do not reflect the actual amount of compensation earned or paid to any Non-PEO NEOs in the applicable fiscal year. The adjustments made to our Non-PEO’s average total compensation for Fiscal 2024 to determine CAP are shown in the table below.

2024 ($)
Average Summary Compensation Table Total for Non-PEO NEOs	3,787,766
Minus Changes in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(a)	—
Minus Grant Date Fair Value of Stock Options and Stock Awards Granted in a Fiscal Year(b)	2,499,995
Plus Fair Value at Fiscal Year-End of Outstanding Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	2,526,460
Plus / (Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Year(c)	(54,207)
Plus / (Minus) Change in Fair Value of Vesting Date of Stock Option and Stock Awards Granted in Years Prior for which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	(290,791)
Minus Fair Value as of Prior Fiscal Year End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	—
Average Compensation Actually Paid to Non-PEO NEOs	3,469,234

(a)	We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Accordingly, the adjustments with respect to such items prescribed by the pay versus performance rules are not relevant to our analysis and no adjustments have been made.

(b)	The amounts reflect the aggregate grant date fair value reported in the “Share Awards” and “Option Awards” columns in the SCT for the applicable fiscal year.

(c)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our Non-PEO NEOs were remeasured at the end of each fiscal year, and as of the vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way as we historically have determined fair value and fair values as of each measurement date using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. See Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2024.

4.TSR is calculated assuming that a $100 investment was made on the day prior to the first fiscal year reported in the table above and that all dividends are reinvested until the last day of each reported fiscal year. On the last business day of fiscal 2020, which was March 27, 2020, our share price was $11.67 compared to $45.30 on the last business day of Fiscal 2024.
5.The peer group used is the S&P 500 Apparel, Accessories & Luxury Goods Index, as used in the Company’s Share Performance Graph in our Annual Report on Form 10-K for Fiscal 2024. Peer group TSR is calculated assuming that a $100 investment was made on the day prior to the first fiscal year reported in the table above and that all dividends are reinvested until the last day of each reported fiscal year.
6.The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements for the applicable year.
7.The Company selected financial measure is free cash flow as adjusted in accordance with the Incentive Plan. Adjusted free cash flow as used in our Incentive Plan may differ from our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. For a further discussion of free cash flow and how it is used in our executive compensation program, see “Compensation Discussion and Analysis.”

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Relationship Between Compensation Actually Paid and Performance Measures
The charts below show the relationship between compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs in each of the applicable fiscal years to (i) TSR of both our Company and our peer group; (ii) net income and (iii) adjusted free cash flow.

*TSR is calculated assuming that a $100 investment was made on the last business day prior to the first fiscal year reported in the graph and that all dividends are reinvested until the last day of each reported fiscal year. On the last business day of fiscal 2021, which was March 26, 2021, our share price was $50.18 compared to $45.30 on the last business day of Fiscal 2024. The peer group used is the S&P 500 Apparel, Accessories & Luxury Goods Index, as used in the Company’s Share Performance Graph in our Annual Report on Form 10-K for Fiscal 2024.

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* The Company selected financial measure is free cash flow as adjusted in accordance with the Incentive Plan. Adjusted free cash flow as used in our Incentive Plan may differ from our public filings as additional items may be excluded in accordance with the terms of our Incentive Plan. For a further discussion of free cash flow and how it is used in our executive compensation program, see “Compensation Discussion and Analysis.”

Financial Performance Measures
The following chart lists the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs to company performance for Fiscal 2024. The Compensation Discussion & Analysis discusses the ways we use these measures in our executive compensation program and how they are important to and linked with our performance.

Free Cash Flow
Operating Income

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Director Compensation
Director Compensation Generally
Non-employee directors receive annual cash compensation comprised primarily of an annual cash retainer (including additional cash retainers for the Lead Director and committee chairs) and additional cash compensation for committee service. For Fiscal 2024, director compensation was comprised as follows:

Annual Cash Retainer	100,000
Additional Cash Retainers
Lead Director	50,000
Audit Committee Chair	35,000
Compensation and Talent Committee Chair	30,000
Governance, Nominating and CSR Committee Chair	30,000
Committee Cash Service Payment	$12,500 per committee
Travel Fee	$3,000 per intercontinental trip to Board meeting

Directors who are employees receive no additional compensation for their services as directors. A portion of John D. Idol’s annual base salary, equal to one-fourth of the amount of the annual retainer paid to the Company’s independent directors, is payable to him by the Company on a quarterly basis at the same time such retainer is paid to the independent directors of the Company. This is not additional compensation for Mr. Idol and is merely an allocation of salary from the U.S. entity that employs him to the Company for his services as a director of the Company.
In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of RSUs under our Incentive Plan. For Fiscal 2024, non-employee director RSU grants had a fair value at the time of grant equal to approximately $175,000. The RSUs generally cliff vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant. Non-employee directors may defer settlement of the RSUs beyond the vesting date in accordance with Section 409A of the Code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Generally, any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders is granted, on the date of such appointment, a pro rata portion of the annual equity grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.
Our directors are permitted to use the Company aircraft to travel to and from Board and committee meetings, and we reimburse our non-employee directors for reasonable travel and other related expenses in connection with such meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

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Director Compensation Table
The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2024:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	All Other Compensation	Total ($)
Marilyn Crouther	166,000	174,996	—	340,996
Robin Freestone	175,000	174,996	—	349,996
Judy Gibbons	155,000	174,996	—	329,996
Mahesh Madhavan(3)	137,000	224,989	—	361,989
Stephen F. Reitman	131,000	174,996	—	305,996
Jane Thompson	125,000	174,996	—	299,996
Jean Tomlin OBE	155,000	174,996	—	329,996
1.The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted average assumptions for share-based awards are set forth in Note 17 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2024.
2.These RSUs generally vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant, but settlement may be deferred in accordance with Section 409A of the Code.
3.The column “Share Awards” reflects the pro rata grant awarded to Mr. Madhavan in connection with his Board appointment as well as his annual equity grant.
Director Share Ownership Guidelines
We have share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times the annual cash retainer for directors within five years from the date such non-employee director is appointed to the Board.
Independent Director Share Ownership at Fiscal Year End
As of the end of Fiscal 2024, each non-employee director held ordinary shares and/or unvested RSUs in accordance with our share ownership guidelines as follows:

Name	Ordinary Shares	Meets Guidelines
Marilyn Crouther(1)	10,932	✗
Robin Freestone	21,106	✓
Judy Gibbons	31,090	✓
Mahesh Madhavan(2)	5,924	✗
Stephen F. Reitman	18,307	✓
Jane Thompson	26,137	✓
Jean Tomlin OBE	27,133	✓
1.Ms. Crouther has until June 1, 2026 to meet the guideline.
2.Mr. Madhavan has until March 30, 2028 to meet the guideline.

CAPRI HOLDINGS LIMITED	83

Proposals of Shareholders for the 2025 Annual Meeting
We currently intend to hold our 2025 Annual Meeting of Shareholders in August 2025 unless the closing of the Merger occurs prior to such time. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2025 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than March 28, 2025. Assuming that the 2025 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2024 Annual Meeting, shareholders who intend to present a proposal at the 2025 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us with notice of such proposal or nomination no later than June 6, 2025 or earlier than May 7, 2025. In the event that the date of the 2025 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2025 Annual Meeting of Shareholders or the 10th day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2025 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 69, 70 and 71 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.
Additionally, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 6, 2025.

84	CAPRI HOLDINGS LIMITED

Other Matters
Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

CAPRI HOLDINGS LIMITED	85

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Resources page of the Company’s website at www.capriholdings.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on our website.

86	CAPRI HOLDINGS LIMITED

Special Note Regarding Forward-Looking Statements
This proxy statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s goals, future plans and strategies, including with respect to ESG goals, initiatives and ambitions and executive compensation as well as the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this proxy statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2024 (File No. 001-35368), filed on May 29, 2024 with the SEC.

CAPRI HOLDINGS LIMITED	87

Websites Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.
YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
By Order of the Board of Directors
John D. Idol
Chairman and Chief Executive Officer
London, United Kingdom
July 26, 2024

88	CAPRI HOLDINGS LIMITED

CAPRI
HOLDINGS LIMITED

90 WHITFIELD STREET, 2ND FLOOR
LONDON W1T 4EZ
UNITED KINGDOM

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 3, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CPRI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 3, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V54637-P14146

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CAPRI
HOLDINGS LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Marilyn Crouther	☐	☐	☐
1b. Stephen Reitman	☐	☐	☐
1c. Jean Tomlin OBE	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 29, 2025.	☐	☐	☐
3. To approve, on a non-binding advisory basis, executive compensation.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V54638-P14146

CAPRI
HOLDINGS LIMITED

Annual Meeting of Shareholders
September 4, 2024 10:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Thomas J. Edwards and Krista A. McDonough, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary shares of CAPRI HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on September 4, 2024, via virtual webcast at www.virtualshareholdermeeting.com/CPRI2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side